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                                                                Exhibit 2.1




                          ASSET PURCHASE AGREEMENT

                               by and between

                              INTERPOOL, INC.

                                    and

                     TRANSPORT INTERNATIONAL POOL, INC.


                        Dated as of January 26, 2001





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                             TABLE OF CONTENTS
                                                                          Page

ARTICLE I

      DEFINITIONS............................................................1
            Section 1.1  Definitions.........................................1
            Section 1.2  Other Definitional Provisions......................11

ARTICLE II

      SALE OF ASSETS; ASSUMPTION OF LIABILITY; PURCHASE PRICE...............11
            Section 2.1  Sale and Purchase of Acquired Assets...............12
            Section 2.2  Excluded Assets....................................13
            Section 2.3  Assumption of Liabilities..........................13
            Section 2.4  Excluded Liabilities...............................14
            Section 2.5  Purchase Price.....................................15
            Section 2.6  Closing............................................17
            Section 2.7  Post Closing Purchase Price Adjustment.............17

ARTICLE III

      REPRESENTATIONS AND WARRANTIES OF SELLER..............................20
            Section 3.1  Organization, Power................................20
            Section 3.2  Authority Relative to Agreement....................20
            Section 3.3  Non-Contravention..................................21
            Section 3.4  Consents...........................................21
            Section 3.5  Litigation.........................................22
            Section 3.6  Compliance with Laws; Permits and Licenses.........22
            Section 3.7  Warranty Claims....................................23
            Section 3.8  Employees; Employee Benefits.......................23
            Section 3.9  Taxes..............................................24
            Section 3.10  Material Contracts................................24
            Section 3.11  Title to Acquired Assets; Absence of
                          Encumbrances; Acquired Assets.....................26
            Section 3.12  Environmental.....................................27
            Section 3.13  Intellectual Property.............................28
            Section 3.14  Brokers...........................................28
            Section 3.15  No Regulatory Impediment..........................28
            Section 3.16 Absence of Certain Changes or Events...............28
            Section 3.17  Financial and Business Information................28
            Section 3.18  Insurance.........................................29
            Section 3.19  Conduct of Business...............................29
            Section 3.20  Indebtedness......................................29
            Section 3.21  Accuracy of Transamerica Representations and
                          Warranties........................................29
            Section 3.22  NS Sublease.......................................29
            Section 3.23  Transamerica Agreement............................29

ARTICLE IV

      REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................29
            Section 4.1  Organization.......................................29
            Section 4.2  Authority Relative to Agreement....................30
            Section 4.3  Non-Contravention..................................30
            Section 4.4  Consents...........................................30
            Section 4.5  Brokers............................................31
            Section 4.6  Availability of Funds..............................31
            Section 4.7  No Regulatory Impediment...........................31
            Section 4.8  Litigation.........................................31
            Section 4.9 Transamerica Agreement..............................31

ARTICLE V

      COVENANTS.............................................................31
            Section 5.1  Conduct of Business................................31
            Section 5.2  Access; Confidentiality; Cooperation...............33
            Section 5.3  Taking of Necessary Action.........................33
            Section 5.4  Release of Seller from Assumed Liabilities.........35
            Section 5.5  Insurance; Risk of Loss............................36
            Section 5.6  Mail; Payments.....................................36
            Section 5.7  License of Interpool Name..........................37
            Section 5.8  Registration.......................................38
            Section 5.9  Assigned Contracts.................................38
            Section 5.10  Bulk Sales Waiver.................................38
            Section 5.11  Public Announcements..............................38
            Section 5.12  Notices of Certain Events.........................39
            Section 5.13  Further Assurances................................39
            Section 5.14  Transition Services Agreement.....................39
            Section 5.15  Pacer Joint Venture...............................39
            Section 5.16 Covenant Not to Compete............................40
            Section 5.17  Licenses and Titles...............................42

ARTICLE VI

      EMPLOYEE MATTERS......................................................42
            Section 6.1  Business Employees.................................42
            Section 6.2  Employment.........................................42
            Section 6.3  Employee Benefits..................................43
            Section 6.4  Workers' Compensation..............................43

ARTICLE VII

      CONDITIONS TO THE CLOSING.............................................43
            Section 7.1  Conditions of Obligation of Each Party.............43
            Section 7.2  Additional Conditions to the Obligations
                         of Purchaser.......................................43
            Section 7.3  Additional Conditions to the Obligations
                         of Seller..........................................44

ARTICLE VIII

      TERMINATION, AMENDMENT AND WAIVER.....................................45
            Section 8.1  Termination........................................45
            Section 8.2  Effect of Termination..............................46
            Section 8.3  Liquidated Damages.................................46
            Section 8.4  Extension; Waiver..................................46

ARTICLE IX

      TAX MATTERS...........................................................47
            Section 9.1  Post-Closing Tax and Accounting Matters............47
            Section 9.2  Allocation of Consideration........................47

ARTICLE X

      INDEMNIFICATION.......................................................47
            Section 10.1  By Seller for Transamerica Assets.................47
            Section 10.2  By Seller for Interpool Assets....................49
            Section 10.3  By Purchaser......................................50
            Section 10.4  Indemnification Procedure.........................51
            Section 10.5  Survival..........................................52
            Section 10.6  Exclusivity.......................................53
            Section 10.7  Environmental Indemnification Matters.............53
            Section 10.8  Limitation on Representations and Warranties......54

ARTICLE XI

      MISCELLANEOUS.........................................................54
            Section 11.1  Amendment and Modification; Waiver of Provisions..54
            Section 11.2  Expenses..........................................55
            Section 11.3  Successors and Assigns; Assignments...............55
            Section 11.4  No Third Parties Benefitted.......................55
            Section 11.5  Notices...........................................55
            Section 11.6  Law Governing.....................................56
            Section 11.7  Counterparts......................................56
            Section 11.8  Entire Agreement..................................57
            Section 11.9  Choice of Forum; Waiver of Jury Trial.............57
            Section 11.10  Headings.........................................57
            Section 11.11  Severability.....................................57



                            DISCLOSURE SCHEDULES

                         Seller Disclosure Schedule

Section 1         Knowledge
Section 1.1(c)    Permitted Encumbrances
Section 2.1(i)    Assignable Agreements
Section 2.4(e)    Pending Litigation
Section 2.5(e)    Leased-In Equipment and Managed Equipment
Section 3.4(a)    Governmental Authority
Section 3.4(b)    Third Party Consents
Section 3.5       Litigation
Section 3.6       Acquired Assets
Section 3.7       Warranty Claims
Section 3.8       Employee Benefits
Section 3.10      Material Contracts
Section 3.10(c)   Execution of Material Contracts
Section 3.10(d)   Equipment Leases
Section 3.10(e)   Knowledge of Seller in Material Contracts
Section 3.10(f)   Lease Transactions and Government Agreements
Section 3.10(h)   Payments
Section 3.11(a)   Title to Acquired Assets
Section 3.11(b)   Intermodal Assets
Section 3.11(c)   Maintenance
Section 3.10(d)   Modification to Transamerica Leases
Section 3.12(a)   Environmental
Section 3.12(b)   Summons and Claims to Seller's Knowledge
Section 3.12(c)   Administrative or Judicial Judgements
Section 3.12(d)   Material Adverse Effect
Section 3.12(e)   Chicago and Atlanta Properties
Section 3.16      Absences of Certain Changes or Events
Section 3.17      Financial and Business Information
Section 3.18      Insurance
Section 3.21      Accuracy of Transamerica Representations and Warranties
Section 5.1       Conduct of Business Events
Section 5.4(a)    Release of Seller from Assumed Liabilities
Section 5.4(b)    Novated Non-Exclusive Contracts
Section 6.1       Business Employees
Section 7.2(d)    Consents of Third Party
Section 10.7      Limits on Environmental Indemnification

                        Purchaser Disclosure Schedule

Section 4.4(a)    Governmental Authority
Section 4.4(b)    Third Party Consents
Section 4.8       Litigation
Section 10.7      Limits on Environmental Indemnification



                              LIST OF EXHIBITS

Exhibit A.     Assigned Equipment Value
Exhibit B.     New Purchased Equipment (contained on Section 5.1 of
               Seller Disclosure Schedule)
Exhibit C.     Scheduled Intermodal Assets (See Exhibit A)
Exhibit D.     Transition Services Agreement
Exhibit E.     Scheduled Exclusive Lease-in Transactions (contained on Section
               5.4(a) of Seller Disclosure Schedule)
Exhibit F.     Scheduled Non-Exclusive Lease-In Transactions
               (contained on Section 5.4(b) of Seller Disclosure Schedule)
Exhibit G.     Intentionally Omitted
Exhibit H.     Stipulated Methodologies



                           ASSET PURCHASE AGREEMENT

               Asset Purchase Agreement (this "Agreement"), dated as of January 26, 2001, by and between Interpool, Inc., a Delaware corporation ("Seller"), and Transport International Pool, Inc., a Pennsylvania corporation ("Purchaser").


                             W I T N E S S E T H:

               WHEREAS, Seller and the Designated Subsidiaries own the Acquired Assets; and

               WHEREAS, Seller and the Designated Subsidiaries desire to sell to Purchaser, and Purchaser agrees to purchase from Seller and the Designated Subsidiaries, the Acquired Assets and to assume the Assumed Liabilities.

               NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties, intending to be legally bound, hereby agree as follows:


                                 ARTICLE I

                                DEFINITIONS

               SECTION 1.1 DEFINITIONS. The following terms when used in this Agreement shall have the following meanings:

               "Actual Maintenance Expense" has the meaning set forth in
Section 2.5(f).

               "Additional Equipment" has the meaning set forth in Section
2.7(b).

               "Additional Payment Amount" has the meaning set forth in
Section 2.7(f).

               "Accounting Firm" has the meaning set forth in Section 9.2.

               "Acquired Assets" has the meaning set forth in Section 2.1.

               "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, "control" (including with correlative meaning, the terms "controlled by" and "under common control with") as used with respect to any Person shall mean (a) the ownership of 50% or more of the voting securities or other voting interests of such Person or (b) the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.

               "Agreement" has the meaning set forth in the Preamble.

               "Allocation Agreement" has the meaning set forth in Section
9.2.

               "Antitrust Division" has the meaning set forth in Section
5.3(c).

               "Applicable Law" has the meaning set forth in Section 3.3.

               "Assigned Equipment Value" means (i) with respect to any item of Scheduled Intermodal Assets, the amount reflected on Exhibit A hereto for the category, type and age corresponding to such item of Scheduled Intermodal Assets, and (ii) with respect to any item of New Purchased Equipment, the New Purchased Equipment Cost of such item.

               "Assigned Management Agreement"has the meaning set forth in
Section 5.15(b).

               "Assignment and Assumption Agreement" has the meaning set forth in Section 2.6(b).


               "Assumed Liabilities" has the meaning set forth in Section
2.3.

               "Benefit Plan" has the meaning set forth in Section 3.8(a).

               "Business Claims" has the meaning set forth in Section
5.5(b).

               "Business Day" means any day which is not a Saturday, Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to be closed.

               "Business Employee" has the meaning set forth in Section
6.1.

               "Business Liabilities" has the meaning set forth in Section
5.5(b).

               "Cleanup" means all actions required by Environmental Laws (based upon reasonable evidence of an actual or potential violation of Environmental Laws or other Release or Third Party Environmental Claims) to: (1) cleanup, remove, treat or remediate Hazardous Materials in the Environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the Environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any Governmental Authority requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the Environment.

               "Closing" has the meaning set forth in Section 2.6(a).

               "Closing Date" has the meaning set forth in Section 2.6(a).

               "Closing Date Schedule of Acquired Assets" means a schedule of the intermodal trailers and domestic containers which constitute Acquired Assets or which are the subject of a Management Agreement or a Lease-In Transaction as of the close of business on the Closing Date and which schedule (i) is delivered by Seller to Purchaser at least 5 Business Days prior to the Closing Date and updated for occurrences through the Closing Date and (ii) shall identify by category the Scheduled Intermodal Assets, New Purchased Equipment, Leased-In Equipment, Managed Equipment, Sold Equipment and Destroyed Equipment. The parties hereto acknowledge that
(i) although Seller will endeavor to make the Closing Date Schedule of Acquired Assets accurate as of the close of business on the Closing Date, the Closing Date Schedule of Acquired Assets may in fact reflect data that is accurate as of a date that precedes the Closing Date, and (ii) any changes to the data contained in the Closing Date Schedule of Acquired Assets from the date as of which the Closing Date Schedule of Acquired Assets is in fact actually prepared in accordance with preceding clause (i) through to the close of business on the Closing Date are intended to be counted for through the operation of Section 2.7 hereof.

               "Closing Day Amount" has the meaning set forth in Section
2.5(b).

               "Closing Day Schedule of Security Deposits" means a schedule of the security deposits that may be refunded to customers after the Closing Date under the Intermodal Exclusive Leases or in respect of Intermodal Assets under the Intermodal Non-Exclusive Leases and which schedule is delivered by Seller to Purchaser at least five Business Days prior to the Closing Date.

               "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

               "Competitive Business" has the meaning set forth in Section 5.16(a).

               "Confidentiality Agreement" means the Confidentiality Agreement, dated November 16, 2000, between Seller and Purchaser.

               "Consent Agreement" has the meaning set forth in Section
5.7(c).

               "Container Lease" has the meaning set forth in Section
5.15(b).

               "Contract" has the meaning set forth in Section 3.3.

               "Designated Subsidiaries" means Interpool Acquisition, L.L.C., a Delaware limited liability company, and Trac Lease, Inc., a Delaware corporation.

               "Destroyed Equipment" means any intermodal trailer or domestic container which would otherwise constitute an Acquired Asset and with respect to which Seller has received a notice, claim or statement that such intermodal trailer or domestic container has been destroyed, the subject of a "total loss" or otherwise damaged to such an extent so as to render repairs thereto uneconomic or otherwise unfeasible and which indicates that the casualty occurred prior to the Closing Date.

               "Discovered Equipment" has the meaning set forth in Section
2.7(g).

               "Disputed Amount" has the meaning set forth in Sect on 2.7(e).

               "Domestic Containers" means (i) the Interpool Containers and
(ii) the Transamerica Containers.

               "Encumbrances" means any mortgages, claims, liens, charges, security interests, encumbrances, imperfections of or other matters affecting title, and any rights of third parties whatsoever.

               "Environment" means the ambient air, surface water, groundwater, soils, surface or subsurface strata and the interior of a building, except that the inside of a tank or container shall not be considered the interior of a building.

               "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial, administrative and regulatory decisions, regulations, ordinances, codes, licenses, authorizations and approvals in either case having the force and effect of law and in each case as in effect on the Closing Date or as in effect from time to time after the Closing Date and which relate to the protection of the environment (including, but not limited to natural resources) or human health (as it relates to the environment) or to emissions, discharges, releases or spills of Hazardous Materials into the environment.

               "Equipment Leases" has the meaning set forth in Section
3.10(d).

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "ERISA Affiliate" has the meaning set forth in Section
3.8(c).

               "Excess New Equipment" has the meaning set forth in Section
2.5(e).

               "Excluded Assets" has the meaning set forth in Section 2.2.

               "Excluded Liabilities" has the meaning set forth in Section
2.4.

               "FTC" has the meaning set forth in Section 5.3(c).

               "Financing Lease" shall have the meaning set forth in
Section 5.16 hereof.

               "GAAP" means United States generally accepted accounting principles as of the date hereof.

               "Governmental Authority" has the meaning set forth in
Section 3.3.

               "Hazardous Materials" means any toxic, radioactive or hazardous material or substance or waste, pollutant or contaminant, petroleum or petroleum product, exposed friable asbestos as of the Closing Date and any material or substances that are defined or listed in or otherwise regulated or classified as hazardous, toxic or extremely hazardous pursuant to any Environmental Law.

               "HSR Act" has the meaning set forth in Section 5.3(c).

               "Indebtedness" means (i) any and all obligations of Interpool and its Affiliates under the Scheduled Exclusive Lease-In Transactions to make payments to the other parties thereto with respect to the rental of equipment thereunder, other than late payment fees and similar charges owing as of the Closing and (ii) any and all obligations of Interpool and its Affiliates under the Scheduled Non-Exclusive Lease-In Transactions to make payments to the other parties thereto with respect to the rental of Intermodal Assets thereunder. For the avoidance of doubt, the portion of any payment under any Scheduled Non-Exclusive Lease-In Transactions which is attributable to the rental of the Intermodal Assets under such agreement shall equal the product obtained by multiplying the amount of such payment by a fraction, (1) the numerator of which shall equal the aggregate original purchase prices of all Intermodal Assets which are the subject of such Scheduled Non-Exclusive Lease-In Transactions and
(2) the denominator of which shall equal the aggregate original purchase prices of all equipment which is the subject of such Scheduled Non-Exclusive Lease-In Transactions.

               "Indebtedness Shortfall Amount" has the meaning set forth in
Section 2.5(c).

               "Indemnified Costs" means Purchaser Transamerica Losses, Purchaser Interpool Losses or Seller Losses, as the case may be.

               "Instruments of Transfer" means the Assignment and Assumption Agreement and any bills of sale, assignments, endorsements of certificates of title and other instruments and documents delivered in connection with the transactions contemplated by this Agreement.

               "Intellectual Property" has the meaning set forth in Section
3.13.

               "Intermodal Assets" means the Interpool Assets and the Transamerica Assets, collectively.

               "Intermodal Exclusive Leases" has the meaning set forth in
Section 2.1(d).

               "Intermodal Trailers" means (i) the Interpool Trailers and
(ii) the Transamerica Trailers.

               "Intermodal Leases" has the meaning set forth in Section
2.1(e).

               "Intermodal Non-Exclusive Leases" has the meaning set forth in Section 2.1(e).

               "Interpool Assets" means (i) the Interpool Containers and
(ii) the Interpool Trailers.

               "Interpool Container" means all domestic containers owned, managed or leased-in by Seller as of the Closing (other than the Transamerica Containers and other than the Excess New Equipment).

               "Interpool Prefixes" means all alphabetical prefixes imprinted on, and used by Seller to identify, the Interpool Assets, which shall include the following BIC-registered prefixes: "BMDZ," IRMZ," "TPWZ," "BCYU," "EMPU," "HUBU," "IIIU," "NCIU," ""EMPU" and "INDU."

               "Interpool Trademarks" means the trademarks and service marks (registrations and applications), trade names, logos, designs, slogans, domain names and other indicia of source or general intangibles of like nature, together with all good will related to the foregoing owned by or licensed (with the right to sublicense) to Interpool.

               "Interpool Trailer" means all intermodal trailers owned, managed or leased-in by Seller as of the Closing (other than the Transamerica Trailers and other than the Excess New Equipment).

               "IPX Review Period" has the meaning set forth in Section
2.7(i).

               "IRS" means the Internal Revenue Service of the United States of America or any successor agency or authority.

               "Knowledge" as to Seller means the actual knowledge of the employees of Seller or the Designated Subsidiaries listed in Section 1 of the Seller Disclosure Schedule.

               "Lease Transaction" means any customer lease (including any schedule or amendment thereto or assignment, assumption, renewal or novation thereof and any modification, amendment, supplement or letter agreement thereof or thereto) in existence on or prior to the Closing Date which constitutes an Acquired Asset, which is in the form of a lease or rental, interchange, geographic pool or use agreement, arising out of the lease or rental of Intermodal Assets and in each case, with respect thereto Seller is (i) the lessor (or sublessor), obligee or owner (whether initially or as assignee) or (ii) an assignee of the revenues or claims with respect thereto.

               "Leased-In Equipment" means any intermodal trailer or domestic container that is the subject of a Lease-In Transaction.

               "Lease-In Transaction" means any contract (including any schedule or amendment thereto or assignment, assumption, renewal or novation thereof and any modification, amendment, supplement or letter agreement thereof or thereto) in existence on or prior to the Closing Date, arising out of a lease (which constitutes an Acquired Asset) of any intermodal trailer or domestic container and, in each case, the terms of which provide that any Person (other than Seller and the Designated Subsidiaries) is the lessor (or sublessor), obligee or owner thereunder and Seller or a Designated Subsidiary is the lessee (or sublessee) or obligor thereunder (whether initially or as assignee).

               "Liabilities" has the meaning set forth in Section 2.3.

               "License" has the meaning set forth in Section 5.7(a).

               "License Term" has the meaning set forth in Section 5.7(a).

               "Maintenance Shortfall Amount" has the meaning set forth in
Section 2.5(d).

               "Managed Equipment" means any intermodal trailer or domestic container that is owned by a Person other than Seller and the Designated Subsidiaries and that is managed by Seller or any Designated Subsidiary for the benefit of such Person pursuant to a Management Agreement.

               "Management Agreement" means any agreement which constitutes an Acquired Asset and pursuant to which Seller or any Designated Subsidiary manages any intermodal trailer or domestic container (including any schedule or amendment thereto or assignment, assumption, renewal or novation thereof and any modification, amendment, supplement or letter agreement thereof or thereto).

               "Material Adverse Effect" means a material adverse effect on the Acquired Assets together with the Assumed Liabilities, taken as a whole(other than (a) as a result of changes (i) in prevailing interest rates or financial market conditions, (ii) in general economic conditions affecting any industry in which the Acquired Assets are operated or used,
(iii) in law or applicable regulations or the official interpretations thereof or (iv) in GAAP or (b) as a result of the announcement or expectation of the consummation of the transactions contemplated hereby (it being understood that employee departures resulting from such announcement or expectation shall not constitute, or be considered in determining whether there has been, a Material Adverse Effect) or (c) changes in the revenues associated with the Acquired Assets as a result of the seasonality of the business associated with the Acquired Assets consistent with historical patterns), it being understood that any determination of Material Adverse Effect involving a reduction in revenues shall, with respect to such reduction, only consider the revenues associated with the Acquired Assets for the latest twelve month period preceding the then most recent month-end as compared with the revenues associated with the Acquired Assets for the twelve month period ended December 31, 2000.

               "Material Contract" has the meaning set forth in Section
3.10(b).

               "Missing and Additional Equipment Amount" has the meaning set forth in Section 2.7(c).

               "Missing and Additional Equipment Report" has the meaning set forth in Section 2.7(c).

               "Missing Equipment" has the meaning set forth in Section
2.7(b).

               "Net Assets Adjustment Amount" has the meaning set forth in
Section 2.5(e).

               "New Purchased Equipment" means the intermodal trailers and domestic containers acquired by Seller or any Designated Subsidiary after September 30, 2000 and prior to the Closing and that are reflected on the Purchase Order Summary Report attached hereto as Exhibit B (as it may from time to time be updated by (x) agreement of the parties or (y) Seller to reflect purchase orders permitted pursuant to Section 5.1(b)(iv) hereof).

               "New Purchased Equipment Cost" means the cost of each item of New Purchased Equipment (net of all discounts, rebates, and commissions and other reductions) as reflected on the books and records of Seller or a Designated Subsidiary.

               "Non-Compete Period" has the meaning set forth in Section
5.16(a)

               "Novated Contracts" has the meaning set forth in Section
5.4(b).

               "Novated Exclusive Contracts" has the meaning set forth in
Section 5.4(a).

               "Novated Non-Exclusive Contracts" has the meaning set forth in Section 5.4(b).

               "Offsetting Recovery" has the meaning set forth in Section 10.1(b)(i).

               "Pacer" has the meaning set forth in Section 5.15(a).

               "PAMC Containers" has the meaning set forth in Section
5.15(b).

               "PAMC Management Agreement" has the meaning set forth in
Section 5.15(b).

               "Permits" means permits, certificates, licenses, approvals and other authorizations of Governmental Authorities.

               "Permitted Encumbrances" means (a) the lien of current Taxes not yet due and payable, (b) with respect to any Intermodal Asset owned or leased by Seller or the Designated Subsidiaries, the lease (which constitutes a Contract) related to such Intermodal Asset, (c) operating Lease-In Transactions, Lease Transactions and Management Contracts relating to Intermodal Assets owned by third parties, (d) Encumbrances disclosed in
Section 1.1(c) of the Seller Disclosure Schedule and (e) such other imperfections of title and other Encumbrances, if any, which, individually or in the aggregate, do not (i) impair the ability to sell such Acquired Assets in the ordinary course or (ii) materially impair (x) the value of the Acquired Assets or (y) the use of the Acquired Assets in the ordinary course of business consistent with past practices.

               "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company or other form of entity, trust, unincorporated organization or government or any agency or political subdivision thereof.

               "Premium Recapture" has the meaning set forth in Section 10.1(b)(i).

               "Proposed Allocation" has the meaning set forth in Section
9.2.

               "Purchase Price" has the meaning set forth in Section
2.5(a).

               "Purchaser" has the meaning set forth in the Preamble.

               "Purchaser Disclosure Schedule" means the disclosure schedule delivered by Purchaser to Seller at the time of execution hereof.

               "Purchaser Indemnified Parties" has the meaning set forth in
Section 10.1(a).

               "Purchaser Interpool Losses" has the meaning set forth in
Section 10.2(a).

               "Purchaser Transamerica Losses" has the meaning set forth in
Section 10.1(a).

               "Rebill Claim Report" has the meaning set forth in Section
2.7(i).

               "Rebill Disputed Amount" has the meaning set forth in
Section 2.7(i).

               "Rebill Unresolved Dispute Notice Date" has the meaning set forth in Section 2.7(i).

               "Refund Amount" has the meaning set forth in Section 2.7(f).

               "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the Environment or into or out of any property, including the movement of Hazardous Materials through or in the Environment.

               "Representatives" has the meaning set forth in Section 8.2.

               "Repurchase Amount" has the meaning set forth in Section
2.7(h).

               "Required Maintenance Expense" has the meaning set forth in
Section 2.5(d).

               "Revenues" has the meaning set forth in Section 2.7(g).

               "Scheduled Exclusive Lease-In Transactions" has the meaning set forth in Section 2.1(f).

               "Scheduled Intermodal Assets" means the domestic containers and intermodal trailers owned, leased-in or managed by Seller as of September 30, 2000 as reflected on Exhibit C hereto.

               "Scheduled Lease-In Transactions" has the meaning set forth in Section 2.1(f).

               "Scheduled Non-Exclusive Lease-In Transactions" has the meaning set forth in Section 2.1(f).

               "Seller" has the meaning set forth in the Preamble.

               "Seller Disclosure Schedule" means the disclosure schedule delivered by Seller to Purchaser at the time of execution hereof.

               "Seller Losses" has the meaning set forth in Section
10.3(a).

               "Seller Review Period" has the meaning set forth in Section
2.7(e).

               "Seller's Insurance Policies" has the meaning set forth in
Section 5.5(b).

               "Seller Transamerica Loss" means any loss, cost deficiency, demand, assessment, expense (including all reasonable legal and expert fees and expenses), damage (including damages to Persons, property and the environment), liability, fine, penalty or claim (but not including consequential, punitive or special damages) incurred by Seller in accordance with Section 11.1(a) of the Transamerica Agreement.

               "Sold Equipment" means the intermodal trailers and domestic containers sold by Seller or a Designated Subsidiary after September 30, 2000 and prior to the Closing as permitted by Section 5.1(b)(ii)(2) hereof.

               "Stipulated Methodologies" has the meaning set forth in
Section 2.7(a).

               "Subsidiary" means, with respect to any Person, corporation, partnership, joint venture, limited liability company, other business entity or other legal entity of which the outstanding shares of stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or comparable body) of such corporation or other entity are owned, directly or indirectly through one or more intermediaries, by such entity.

               "Tax Benefit" to a party means an amount by which the Tax liability of such party (or group of Affiliates including such party) is actually reduced (including by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) after taking into account any increase in such party's Tax liability as a result of its receipt of any related indemnity payment plus any related interest received from the relevant Taxing Authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnified Costs shall be deemed to be realized on a pro rata basis with any other losses, deductions, credits or items of such party (or group of Affiliates including such party).

               "Tax Returns" means all returns, declarations, reports, estimates, information returns and statements required or other document (including any related or supporting documentation) filed or to be filed in connection with any determination, assessment or collection of any Tax.

               "Taxes" means any and all federal, state, county, provincial, local, foreign and other taxes, including all net income, gross income, gross receipts, premium, estimated, sales, use, ad valorem, property, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, VAT, GST, consumption, stamp and occupation taxes and customs duties, together with any interest, additions to tax or interest, and penalties with respect thereto imposed by any Taxing Authority and any Liability in respect of any of the foregoing amounts as a transferee or as an indemnitor, guarantor or surety or in a similar capacity under any Contract, arrangement, agreement, understanding or commitment (whether oral or written).

               "Taxing Authority" means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

               "Termination Date" has the meaning set forth in Section
8.1(b).

               "Transamerica" means Transamerica Leasing, Inc., a Delaware corporation.

               "Transamerica Agreement" means the Asset Purchase Agreement, dated as of July 27, 2000, between Transamerica and Seller, as amended by Amendment No. 1 thereto, dated as of October 24, 2000, including, in each case, all exhibits, disclosure schedules and other attachments thereto.

               "Transamerica Assets" means (i) the Transamerica Containers and (ii) the Transamerica Trailers.

               "Transamerica Closing Date" means October 24, 2000.

               "Transamerica Leases" has the meaning set forth in Section
2.3(a).

               "Transamerica License" has the meaning set forth in Section
5.7(c).

               "Third Party Consents" has the meaning set forth in Section
3.4.



               "Third Party Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person or entity (other than a party to this Agreement or an Affiliate thereof) relating to the Acquired Assets and alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from the presence, or Release of any Hazardous Materials in the Environment at any location, whether or not owned or operated by Seller, in each case prior to the Closing.

               "Transamerica Containers" means the domestic containers that Seller purchased or acquired rights in respect of from Transamerica pursuant to the Transamerica Agreement and which constitute an Acquired Asset as of the Closing.

               "Transamerica Matter" means the Transamerica Assets and any other Acquired Asset or Assumed Liability which Seller or its Affiliates or designees acquired or assumed pursuant to the Transamerica Agreement.

               "Transamerica Names" means the terms "Transamerica," "Transamerica Leasing," "Trans Ocean," "Realco," "ICS" and such other names that correspond to the Transamerica Prefixes.

               "Transamerica Prefixes" means all of the alphabetical prefixes imprinted on, and which had been used by Transamerica to identify, the Transamerica Assets, which shall include the following BIC-registered prefixes: "ICSU," "ICSZ," "IKSU," "NCHU," "NCRU," "REAU," "REAZ," "RMPZ," "RTMZ," "RXXZ," "SMTZ," "TCPU," "TCPZ," "TDNZ," "TGPZ," "TMEZ," "TRLU," "TRZZ," "TSPZ," "TSSZ," "TSXZ" and "UTHZ."

               "Transamerica Trademarks" means the Transamerica Names and the corresponding trademarks (including other common law or statutory trademark rights therein and derivations or stylizations thereof).

               "Transamerica Trailers" means the intermodal trailers that Seller purchased or acquired rights in respect of from Transamerica pursuant to the Transamerica Agreement and which constitute an Acquired Asset as of the Closing.

               "Transferred Employees" has the meaning set forth in Section
6.2.

               "Transition Services Agreement" means the Transition Services Agreement by and between Purchaser and Seller in the form attached hereto as Exhibit D.

               "Unresolved Dispute Notice Date" has the date set forth in
Section 2.7(e).

               "Verification Period"has the meaning set forth in Section
2.7(a).

               SECTION 1.2 OTHER DEFINITIONAL PROVISIONS. (a) The words "herein," "hereof," "hereto," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) Whenever the words "include," "includes" or
"including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                  (d) The term "dollars" and the symbol "$" means U.S. dollars, unless otherwise indicated.

                  (e) All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

                  (f) The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term.


                                 ARTICLE II

          SALE OF ASSETS; ASSUMPTION OF LIABILITY; PURCHASE PRICE

               SECTION 2.1 SALE AND PURCHASE OF ACQUIRED ASSETS. At the Closing, Seller shall (and shall cause the Designated Subsidiaries to) sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller and the Designated Subsidiaries, any and all of Seller's and the Designated Subsidiaries' right, title and interest in, to and under all of the assets of Seller and the Designated Subsidiaries set forth below in this Section 2.1 (any and all such assets, but excluding the Excluded Assets, the "Acquired Assets"):

                  (a)     the Scheduled Intermodal Assets;

                  (b)     New Purchased Equipment which is not Excess New
                          Equipment;

                  (c)     Additional Equipment;

                  (d) all customer leases relating to the rental of Intermodal Assets to which Seller or any of the Designated Subsidiaries is a party or an assignee as of the Closing and the subject matter of which relates exclusively to the rental of Intermodal Assets (other than the Scheduled Lease- In Transactions) (such leases, the "Intermodal Exclusive Leases"), to the extent that each such Intermodal Exclusive Lease is assignable;

                  (e) the rights under customer leases relating to the rental of Intermodal Assets to which Seller or any of the Designated Subsidiaries is a party or an assignee as of the Closing and the subject matter of which relates non-exclusively to the rental of Intermodal Assets but only insofar as such rights relate to Intermodal Assets (other than the Scheduled Lease-In Transactions) (such leases, the "Intermodal Non-Exclusive Leases" and, together with the Intermodal Exclusive Leases, the "Intermodal Leases"), to the extent that such rights are assignable;

                  (f) the exclusive Lease-In Transactions set forth on Exhibit E (the "Scheduled Exclusive Lease-In Transactions") and the non-exclusive Lease-In Transactions set forth on Exhibit F to the extent relating to Intermodal Assets (the "Scheduled Non-Exclusive Lease-In Transactions" and together with the Exclusive Scheduled Lease-In
Transactions, the "Scheduled Lease-In Transactions") to the extent consents to assignment, as necessary, have been obtained;

                  (g) all revenues from Intermodal Leases attributable to the rental of Intermodal Assets with respect to any period commencing upon any date following the Closing Date;

                  (h) all manufacturer's warranties and indemnities to the extent primarily related to the Intermodal Assets and all claims under such warranties and indemnities, in each case, to the extent assignable and to the extent related to the Intermodal Assets;

                  (i) the agreements listed in Section 2.1(i) of the Seller Disclosure Schedule, to the extent assignable and to the extent they relate to the Acquired Assets;

                  (j) any depot, vendor, storage and interchange agreement to which Seller or a Designated Subsidiary is a party relating exclusively to the Acquired Assets and which is identified as a contract to be assumed by Purchaser at Closing in writing delivered by Purchaser to Seller at least 10 days prior to the Closing to the extent assignable;

                  (k)     Permits to the extent assignable;

                  (l) books and records relating to the Acquired Assets, including the maintenance history for all Intermodal Assets (in electronic form to the extent available), electronic images of licenses and registration documents currently stored in watermark to the extent available, and all related databases; and

                  (m) all claims against third parties, including, without limitation, those reflected by accounts receivable, relating to damaged Intermodal Trailers that had not been repaired by the Closing Date and all amounts paid to Seller in respect thereof, whether before or after the Closing.

               SECTION 2.2 EXCLUDED ASSETS. The term "Acquired Assets" shall not include any rights, property or assets of Seller or the Designated Subsidiaries or any of their respective Affiliates of any kind or nature, real or personal, tangible or intangible, not expressly included within the definition of "Acquired Assets", and shall not include the following (any and all of such items, the "Excluded Assets"):

                  (a) Destroyed Equipment and Sold Equipment;

                  (b) the Interpool Trademarks and the Interpool Prefixes, except to the extent of the license granted pursuant to Section 5.7 hereof;

                  (c) all revenues and other payments received by Purchaser from a lessee or user of Missing Equipment, regardless of when such revenues or other payments are received by Purchaser, unless and until such time as such Missing Equipment becomes Discovered Equipment and Purchaser pays Seller the amount provided for in Section 2.7(g) hereof;

                  (d) any reimbursement or payment in any form that Purchaser receives for maintenance and repair performed on an Acquired Asset prior to the Closing;

                  (e) the Excess New Equipment;

                  (f) all revenues from Intermodal Leases attributable to the rental of Intermodal Assets during periods ending upon any date prior to or including the Closing Date (including payments made by railroads in connection with railroad self-reporting claims for per diem equipment use);

                  (g) any security deposits of customers in accordance with the Intermodal Exclusive Leases and the Intermodal Non-Exclusive Leases, to the extent reflected on the Closing Date Schedule of Security Deposits

                  (h) the Transamerica Names, the Transamerica Trademarks and the Transamerica Prefixes, except to the extent of the sublicense contemplated by Section 5.7(c); and

                  (i) any Financing Leases (as such term is defined in Section 5.16), TRAC Leases and installment loans, and equipment subject thereto.

               SECTION 2.3 ASSUMPTION OF LIABILITIES. At the Closing, Purchaser shall assume and become liable for, and shall pay, perform and discharge as and when due all of the debts, liabilities, claims, demands, expenses, commitments and obligations (whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated) (collectively, "Liabilities") of Seller and the Designated Subsidiaries which are set forth below in this
Section 2.3 (any and all of such items, but other than the Excluded Liabilities, the "Assumed Liabilities"):

                  (a) all Liabilities arising after the Closing Date under the Interpool Exclusive Leases and all Liabilities under the leases relating to the Transamerica Containers and Transamerica Trailers (collectively the "Transamerica Leases") arising prior to the Transamerica Closing Date or following the Closing Date (including, without limitation, the obligation to refund security deposits to customers in accordance with the terms thereof);

                  (b) all Liabilities after the Closing Date under the Interpool Non- Exclusive Leases relating to the Intermodal Assets
(including, without limitation, the obligation to refund security deposits to customers in accordance with the terms thereof);

                  (c) all Liabilities under the Scheduled Lease-In Transactions (including, without limitation, the Purchaser's assumption and, if obtained, novation of the Indebtedness) acquired pursuant to
Section 2.1(f);

                  (d) all Liabilities arising in the ordinary course of business prior to or after the Closing with respect to any condition of or return or warranty relating to the Intermodal Assets;

                  (e) all Liabilities for death, personal injury, other injury to persons, property damage, or other loss or damage, to the extent relating to, resulting from, caused by or arising out of, the Acquired Assets, including the use thereof, whether such Liabilities are based on tort, negligence, strict liability, failure to warn, design or manufacturing defect, conspiracy, breach of express or implied warranties of merchantability or fitness for any purpose or use, employment, workers' compensation, occupational health and safety or occupational injury laws but in any such case only to the extent such Liabilities relate to events occurring after the Closing and excluding any Liabilities under Environmental Laws (which are covered under clause (g) below);

                  (f) the obligation to refund security deposits to customers in accordance with the Intermodal Exclusive Leases and the Intermodal Non-Exclusive Leases, to the extent reflected on the Closing Date Schedule of Security Deposits; and

                  (g) except to the extent of Hazardous Materials or violations of Environmental Laws present or existing as of the Closing Date, all Liabilities under Environmental Laws relating to, resulting from, caused by or arising from the use of the Acquired Assets from and after the Closing.

               SECTION 2.4 EXCLUDED LIABILITIES. Purchaser shall not assume any Liabilities of the Seller or the Designated Subsidiaries or any of their respective Affiliates except as provided in Section 2.3, and the Seller and the Designated Subsidiaries shall be solely and exclusively liable with respect to all Liabilities of the Seller and the Designated Subsidiaries other than the Assumed Liabilities (any and all such Liabilities being herein referred to as "Excluded Liabilities"), including the following:

                  (a) all Liabilities to the extent relating to the Excluded Assets;

                  (b) all Liabilities to refund overpayments made by any lessee of Intermodal Assets during any period ending prior to or on the Closing Date if such customer did, in fact, pay rent for Intermodal Assets not actually rented during such period (including overpayments by railroads which arise in connection with railroad self-reporting claims for per diem equipment use);

                  (c) all Liabilities relating to the Acquired Assets under, relating to or arising out of (i) Environmental Laws, including any actual violation or breach thereof prior to the Closing, or (ii) Third Party Environmental Claims, other than, in each such case, such Liabilities relating to or arising out of the ownership, operation, use or disposition of the Acquired Assets following the Closing;

                  (d) all Liabilities for death, personal injury, other injury to persons, property damage, or other loss or damage including Liability for cleanup due to Hazardous Materials released as of the Closing Date, to the extent relating to, resulting from, caused by or arising out of, the Acquired Assets, including the use of or exposure thereto, whether such Liabilities are based on tort, negligence, strict liability, failure to warn, design or manufacturing defect, conspiracy, breach of express or implied warranties of merchantability or fitness for any purpose or use, employment, occupational disease, toxic tort, workers' compensation, occupational health and safety or occupational injury laws or Environmental Law, but in any such case only to the extent such Liabilities relate to events occurring prior to the Closing or the presence of Hazardous Materials in a manner that, in its state at or prior to the Closing, would require a Cleanup under Environmental Law;

                  (e) the pending litigation set forth on Section 2.4(e) of the Seller Disclosure Schedule and any other litigation relating to the Acquired Assets which is pending against Seller or any of its Subsidiaries at the Closing;

                  (f) all Liabilities of Seller relating to the current or former employees of Seller relating to or arising out of any period prior to the Closing, except for Liabilities Purchaser has agreed to assume pursuant to Article VI;

                  (g) except as provided in Section 11.2(c), all Liabilities for any Taxes of Seller and all Liabilities for Taxes that relate to the Acquired Assets or Assumed Liabilities for periods (or portions thereof) up to and including the Closing Date provided, however, that tangible personal property Taxes with respect to the Acquired Assets or Assumed Liabilities whose lien date is on or before the Closing Date shall be treated as allocated entirely to periods before the Closing Date;

                  (h) except for the Assumed Liabilities, all Liabilities in respect of the Acquired Assets relating to periods prior to Closing; and

                  (i) all costs incurred by Seller or third parties for performing maintenance and repair on an Acquired Asset prior to the Closing Date, regardless of the invoice date of such repair.

               SECTION 2.5  PURCHASE PRICE.

                  (a) Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, transfer, assignment, conveyance and delivery of the Acquired Assets to Purchaser, Purchaser shall (i) assume the Assumed Liabilities (including, without limitation, the assumption and novation of the Indebtedness) and (ii) pay to Seller at Closing by wire transfer in immediately available funds to such account or accounts as Seller shall designate in writing to Purchaser not less than three Business Days prior to the Closing an amount (the "Purchase Price") equal to (A) the sum of (1) two hundred eighty-eight million seven hundred and ten thousand dollars ($288,710,000), (2) the Indebtedness Shortfall Amount, if any, (3) the Closing Day Amount, (4) the Net Assets Adjustment Amount minus (B) the sum of the (1) the Maintenance Shortfall Amount, and
(2) the aggregate amount of security deposits shown on the Closing Date Schedule of Security Deposits. The Purchase Price shall be subject to post-Closing adjustment as provided in Section 2.7(f) hereof.

                  (b) For purposes of this Agreement, the term "Closing Day Amount" means: (i) if the Closing occurs before March 31, 2001, the product obtained by multiplying (A) $92,000.00 by (B) the number of calendar days from and including the Closing Date through to and including March 30, 2001; and (ii) if the Closing occurs after March 31, 2001, the product obtained by multiplying (A) $92,000.00 by (B) negative one (-1) by (C) the number of calendar days from and including April 1, 2001 through and including the Closing Date.

                  (c) For purposes of this Agreement, the term
"Indebtedness Shortfall Amount" shall be an amount equal to the difference determined by subtracting (i) the aggregate amount of Indebtedness under the Scheduled Lease-In Transactions as of the Closing from (ii) fifty-six million nine hundred thousand dollars ($56,900,000). Additionally, the parties hereto agree that for purposes of determining the Indebtedness Shortfall Amount, the aggregate amount of Indebtedness under the Scheduled Lease-In Transactions prior to April 1, 2001 shall not be less than fifty-six million nine hundred thousand dollars ($56,900,000).

                  (d) From January 1, 2001 through the Closing Date, if the amount of maintenance expenses incurred by Seller and its Subsidiaries (such pro-rata portion is hereinafter referred to as the "Actual Maintenance Expense") with respect to the Transamerica Assets is less than the pro-rata portion of eighteen million dollars ($18,000,000) based on a 365 day year (the "Required Maintenance Expense"), then the Purchase Price shall be adjusted by subtracting the difference between the Required Maintenance Expense and the Actual Maintenance Expense from the Purchase Price (such adjustment being referred to herein as the "Maintenance Shortfall Amount"). The calculation described in this Section 2.5(d) shall be done at least two Business Days prior to the Closing Date.


                  (e) Section 2.5(e) of the Seller Disclosure Schedule identifies by category as of the date of this Agreement the Leased-In Equipment and the Managed Equipment. At least ten Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser the Closing Date Schedule of Acquired Assets. For purposes of this Agreement, the term "Net Assets Adjustment Amount" means an amount equal to difference determined by subtracting (i) the sum of the Assigned Equipment Values for all Destroyed Equipment, all Sold Equipment exceeding $300,000, all Leased-In Equipment listed on Exhibit A but which are not subject to a Leased-In Transaction as of the Closing Date and all Managed Equipment listed on Exhibit A but which are not subject to a Management Agreement as of the Closing Date other than as a result of the termination of such Management Agreement in accordance with its terms from (ii) the sum of the Assigned Equipment Values for all New Purchased Equipment (provided that the purchase price of New Purchased Equipment in excess of $500,000 shall not be considered in calculating the Net Assets Adjustment Amount unless such equipment is subject to a lease with a customer in the ordinary course of Seller's business (such excess of New Purchased Equipment which is not subject to a lease is herein referred to as the "Excess New Equipment")), all Leased-In Equipment not listed on Exhibit C but which are subject to a Lease-In Transaction as of the Closing Date, all Managed Equipment not listed on Exhibit C but which are subject to a Management Agreement as of the Closing Date. For a period of 18 months following the Closing and at such time as Seller enters into a lease with a customer on customary terms and providing for a minimum lease term of five years (or subject to the Equipment Use Agreement between Pamco and Pacer), Purchaser shall be obligated to promptly purchase, and Seller shall be obligated to sell, such Excess New Equipment for its Assigned Equipment Value by category, type and age.

               SECTION 2.6  CLOSING.

                  (a) Unless this Agreement shall have been terminated pursuant to Article VIII, subject to the provisions of Article VII, the closing (the "Closing") of the purchase of the Acquired Assets and the assumption of the Assumed Liabilities provided for in this Article II shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, at 10:00 a.m., New York City time, on or prior to the later of (i) March 31, 2001 and (ii) the last Business Day of the month in which all of the conditions set forth in Article VII have been satisfied or waived, or at such other place and time and on such other date as the parties may mutually agree in writing. The date on which the Closing occurs is herein called the "Closing Date".

                  (b) At the Closing, the sale, transfer, assignment, conveyance and delivery of the Acquired Assets and the assumption of the Assumed Liabilities shall be effected pursuant to an assignment and assumption agreement in customary form (the "Assignment and Assumption Agreement") and such other documents and instruments as are required by
Article VII hereof and as may be necessary in order to effect the sale of the Acquired Assets to Purchaser and the assumption of the Assumed Liabilities by Purchaser.

               SECTION 2.7  POST CLOSING PURCHASE PRICE ADJUSTMENT.

                  (a) During the period commencing on the Closing Date and ending 180 days after the Closing Date (the "Verification Period"), Purchaser shall use commercially reasonable efforts to verify the existence of the intermodal trailers and domestic containers listed on the Closing Date Schedule of Acquired Assets through the methodologies described on Exhibit H hereto (the "Stipulated Methodologies").

                  (b) For purposes of this Agreement, (i) intermodal trailers and domestic containers that appear on the Closing Date Schedule of Acquired Assets whose existence is not confirmed by Purchaser within the Verification Period after Purchaser has used commercially reasonable efforts to do so in accordance with Section 2.7(a) and which are identified with reasonable specificity on the Missing and Additional Equipment Report are referred to herein as "Missing Equipment" and (ii) intermodal trailers and domestic containers not on the Closing Date Schedule of Acquired Assets but identified as owned, leased, managed or otherwise under the control of Purchaser and whose existence is confirmed within the Verification Period via any one or more of the Stipulated Methodologies or any other methodology reasonably acceptable to Purchaser are referred to herein as "Additional Equipment".

                  (c) As soon as practicable following the end of the Verification Period (but in no event later than ten Business Days following the end of the Verification Period), Purchaser shall in good faith deliver a report (the "Missing and Additional Equipment Report") to Seller scheduling in reasonable detail the Missing Equipment and the Additional Equipment and the respective aggregate values thereof. For purposes of this Agreement, the term "Missing and Additional Equipment Amount" means an amount equal to the difference determined by subtracting (i) an amount equal to the sum of the Assigned Equipment Values (or book value as of September 30, 2000 with respect to the approximately 150 missing units under the Transamerica Agreement, such approximate number disclosed in
Section 2.7(c) of the Seller Disclosure Schedule) for all Missing Equipment and in the case of Missing Equipment which is Managed Equipment and Leased-In Equipment, the sum of the applicable stipulated loss value payable by Purchaser as assignee with respect to such Managed Equipment and Leased-In Equipment (as determined pursuant to the applicable Lease-In Agreement or Management Agreement) from (ii) an amount equal to the sum of the Assigned Equipment Values by category, type and age for all Additional Equipment.

                  (d) Each of Seller and Purchaser shall cooperate and comply with all reasonable requests of the other party in connection with the preparation and review of the Missing and Additional Equipment Report. Without limiting the foregoing, (i) each of Purchaser and Seller shall have full access during normal business hours to all relevant books and records reasonably requested by either of them in connection with the preparation and review of the Missing and Additional Equipment Report (including, without limitation, books and records regarding the receipt of rent or lease payments and inspection reports of third parties) and (ii) each party shall make available to the other party and its representatives such personnel as such other party may reasonably request in connection with the preparation and review of the Missing and Additional Equipment Report.

                  (e) Seller shall have the opportunity during the 90-day period following its receipt of the Missing and Additional Equipment Report from Purchaser (the "Seller Review Period") to (i) establish the existence of any alleged Missing Equipment or Additional Equipment through one or more of the Stipulated Methodologies or any other reasonable methodology or
(ii) notify Purchaser in writing of Seller's election to dispute the designation of any equipment as Missing Equipment or failure to designate any equipment as Additional Equipment and the corresponding disputed Missing and Additional Equipment Amount (the "Disputed Amount"). The failure of Seller to notify Purchaser in writing within the Seller Review Period of Seller's election to dispute Purchaser's designation of equipment as Missing Equipment or non-designation of equipment as Additional Equipment shall be deemed Seller's acknowledgment that such equipment is Missing Equipment or that such equipment is not Additional Equipment, as the case may be. Any alleged Missing Equipment or Additional Equipment that is established to exist by any of the Stipulated Methodologies or any other reasonable methodology during the Seller Review Period shall cease to be Missing Equipment or shall be deemed Additional Equipment, as the case may be, and the Missing and Additional Equipment Report shall be updated accordingly. If Seller shall notify Purchaser of a Disputed Amount during the Seller Review Period, the parties shall, during the 15 Business Days following delivery of the notice that sets forth the Disputed Amount (the date of delivery of such notice, the "Unresolved Dispute Notice Date"), negotiate in good faith and use reasonable efforts to reach agreement on the disputed items. If, during such period, the parties are unable to reach such agreement, then they shall promptly pursue binding arbitration by an independent arbitrator (who shall not have any material relationship with Purchaser or Seller) reasonably satisfactory to Purchaser and Seller and shall deliver to Seller and Purchaser, as promptly as practicable, a report setting forth the resolution of the Disputed Amount. In the event Purchaser and Seller are unable to select an arbitrator who is mutually satisfactory within ten Business Days of the Unresolved Dispute Notice Date, then the American Arbitration Association shall select an arbitrator as promptly as practicable following the Unresolved Dispute Notice Date. Any such arbitration shall be final, conclusive and binding upon the parties hereto. The cost of such arbitration shall be borne equally by Purchaser and Seller unless the arbitrator shall decide entirely in favor of one party, in which case the cost of such arbitration shall be borne by the non-prevailing party.

                  (f) Within five Business Days of the resolution of all disputes relating to the Missing and Additional Equipment Report pursuant to this Section 2.7: (i) if the Missing and Additional Equipment Amount as reflected on the Missing and Additional Equipment Report is greater than zero, then the Purchase Price shall be increased by the amount of such excess (the amount of such Purchase Price increase shall be hereinafter referred to as the "Additional Payment Amount"), (ii) if the Missing and Additional Equipment Amount as reflected on the Missing and Additional Equipment Report is less than zero, then the Purchase Price shall be decreased by the absolute value of such negative Missing and Additional Equipment Amount (the amount of such Purchase Price reduction shall be hereinafter referred to as the "Refund Amount") or (iii) if the Missing and Additional Equipment Amount as reflected on the Missing and Additional Equipment Report equals zero, then the Purchase Price shall not be adjusted pursuant to this Section 2.7. Any payment of an Additional Payment Amount or Refund Amount, as the case may be, shall be made within three Business Days after the date the Missing and Additional Equipment Report becomes final and binding on the parties hereto, together with interest accruing from the Closing Date to the date immediately prior to the date of such payment, at an annual rate equal to LIBOR plus 2%, by wire transfer of immediately available funds to such account or accounts as Seller (in the case of an Additional Payment Amount) or Purchaser (in the case of a Refund Amount) shall designate.

                  (g) If any equipment that is conclusively determined to be Missing Equipment is later found or discovered by either party within one year following the Closing (the "Discovered Equipment"), (i) Purchaser shall be entitled to maintain full title and all rights to any and all such Discovered Equipment, and (ii) Seller shall be entitled to receive the Assigned Equipment Value in respect of such Discovered Equipment.

                  (h) On or prior to April 12, 2001 (or such later date that the parties mutually agree), Seller shall deliver written notice to Purchaser advising it as to each Intermodal Trailer for which Seller does not have an original good title or duplicate title. Purchaser shall, at its option, have the right upon written notice to Seller delivered by April 17, 2001 (or such later date that the parties mutually agree) to cause Seller to sell, transfer and convey to Transamerica any such affected Intermodal Trailer for the amount set forth in Section 6.24 of the Transamerica Agreement (the "Repurchase Amount"). The Purchase Price shall be reduced by the sum of all such Repurchase Amounts and such affected Intermodal Assets shall not be Acquired Assets. With sixty (60) days following the Closing Date, Seller shall apply for a duplicate title at Seller's expense for each Intermodal Trailer for which Seller has not delivered an original good title or previously made such an application.

                  (i) Within 180 days following the Closing Date, Purchaser shall deliver to Seller a detailed written notice identifying each amount that Seller has invoiced or otherwise claimed a right to payment for with respect to damage to an Intermodal Trailer for which a customer is responsible, which damage was not repaired on or before the Closing Date, as evidenced by a work order reflecting the date of repair (the "Rebill Claim Report").

                          Seller shall have the opportunity during the
90-day period following its receipt of the Rebill Claim Report from Purchaser (the "IPX Review Period") to dispute any amount set forth therein (the "Rebill Disputed Amount"). The failure of Seller to notify Purchaser in writing within the IPX Review Period of Seller's objection to any amount included in the Rebill Claim Report shall be deemed Seller's acknowledgment that such amount is accurate. If Seller shall notify Purchaser of a Rebill Disputed Amount during the IPX Review Period, the parties shall, during the 15 Business Days following delivery of the notice that sets forth the Rebill Disputed Amount (the date of delivery of such notice, the "Rebill Unresolved Dispute Notice Date"), negotiate in good faith and use reasonable efforts to reach agreement on the disputed items. If, during such period, the parties are unable to reach such agreement, then they shall promptly pursue binding arbitration by an independent arbitrator (who shall not have any material relationship with Purchaser or Seller) reasonably satisfactory to Purchaser and Seller and shall deliver to Seller and Purchaser, as promptly as practicable, a report setting forth the resolution of the Rebill Disputed Amount. In the event Purchaser and Seller are unable to select an arbitrator who is mutually satisfactory within ten Business Days of the Rebill Unresolved Dispute Notice Date, then the American Arbitration Association shall select an arbitrator as promptly as practicable following the Rebill Unresolved Dispute Notice Date. Any such arbitration shall be final, conclusive and binding upon the parties hereto. The cost of such arbitration shall be borne equally by Purchaser and Seller unless the arbitrator shall decide entirely in favor of one party, in which case the cost of such arbitration shall be borne by the non-prevailing party.

                          Within five Business Days of the resolution of
all disputes relating to the Rebill Claim Report, the Purchase Price shall be adjusted by the final amount reflected on the final Rebill Claim Report. Any payment of an amount to be paid pursuant to this Section shall be made on such fifth Business Day after the date the Rebill Claim Report becomes final and binding on the parties hereto, together with interest accruing from the Closing Date to the date immediately prior to the date of such payment, at an annual rate equal to LIBOR plus 2%, by wire transfer of immediately available funds to such account or accounts as Seller (in the case of payment to Seller) or Purchaser (in the case of a payment to Purchaser) shall designate. The parties shall make available to each other all information and data reasonably required to compile and dispute the Rebill Claim Report.


                                ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF SELLER

               Except as set forth in the Seller Disclosure Schedule delivered by Seller to Purchaser prior to the execution of this Agreement and making reference to the particular section of this Agreement to which exception is being taken (unless the applicability of such exception is reasonably apparent to other sections, in which case a reference to such other sections shall not be necessary), Seller represents and warrants to Purchaser as of the date hereof as follows:

               SECTION 3.1 ORGANIZATION, POWER. Seller and the Designated Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective states of organization. Each of the Seller and the Designated Subsidiaries has full power and authority to own all of the Acquired Assets, to carry on its business as it is now being conducted, and, where applicable, is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business or the Acquired Assets makes such qualification or license necessary, except where failure to be so incorporated, existing, qualified, licensed or in good standing would not have a Material Adverse Effect. Seller has heretofore made available to Purchaser complete and correct copies of the respective certificates of incorporation, by-laws and other organizational documents, if any, applicable to Seller and the Designated Subsidiaries.

               SECTION 3.2 AUTHORITY RELATIVE TO AGREEMENT. Seller has the corporate power and authority to execute and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement and Seller and the Designated Subsidiaries have the corporate power and authority to consummate the transactions contemplated by this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement. The execution and delivery by Seller of this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement has been and, the consummation by Seller and the Designated Subsidiaries of the transactions contemplated by this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement will be prior to the Closing, duly authorized by all necessary action and no other proceedings on the part of Seller or the Designated Subsidiaries are necessary for Seller and the Designated Subsidiaries to authorize this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or to consummate the transactions contemplated by this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement. Assuming that this Agreement has been duly executed and delivered by Purchaser, this Agreement constitutes a valid and legally binding agreement of Seller enforceable against Seller in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or general equitable principles (whether considered in a proceeding at equity or in law).

               SECTION 3.3 NON-CONTRAVENTION. The execution and delivery of this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement by Seller do not, and the consummation by Seller and the Designated Subsidiaries of the transactions contemplated by this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement and the performance by Seller and the Designated Subsidiaries of the obligations which it is obligated to perform hereunder and thereunder will not, (a) violate any provision of the certificate of incorporation or by-laws (or comparable organizational documents) of Seller or the Designated Subsidiaries or (b) assuming that all consents, authorizations, orders or approvals of, filings or registrations with, and notices to, each United States federal, state, local and foreign governmental entity, commission, board or other regulatory authority, agency, body or entity ("Governmental Authority") listed in Section 3.4(a) of the Seller Disclosure Schedule and all Third Party Consents listed in
Section 3.4(b) of the Seller Disclosure Schedule have been obtained or made, (i) violate any law, regulation, rule, order, judgment or decree to which the Acquired Assets or Seller or any of the Designated Subsidiaries is subject (collectively, other than Environmental Laws, "Applicable Law") or Environmental Laws or (ii) violate, result in the termination or the acceleration of, or conflict with or constitute a default (with or without notice thereof of lapse of time) under, or result in the creation or imposition of any Encumbrances, other than Permitted Encumbrances, upon any of the Acquired Assets pursuant to any agreement, contract, mortgage, indenture, lease, franchise, Permit or other instrument (each, a "Contract"), to which Seller or any of the Designated Subsidiaries is a party or by which any of the Acquired Assets is bound, except, in the case of clauses (b)(i) and (ii), relating to the Transamerica Assets as of the Transamerica Closing Date for such violations, terminations, accelerations, conflicts, defaults, Encumbrances (other than Permitted Encumbrances), or losses of licenses or other contractual rights as would not have a Material Adverse Effect.

               SECTION 3.4 CONSENTS. (a) Except as described in Section 3.4(a) of the Seller Disclosure Schedule, no consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority and (b) except as described in Section 3.4(b) of the Seller Disclosure Schedule, no consent, authorization, order or approval of, filing or registration with, or notice to, any party to any Material Contract (the consents, authorizations, orders, approvals, filings, registrations and notices described in this clause (b), collectively, "Third Party Consents") to which Seller or any of the Designated Subsidiaries is a party or by which any of the Acquired Assets is bound is required for the execution and delivery of this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement by Seller and the consummation by Seller and the Designated Subsidiaries of the transactions contemplated hereby, except for such consents, authorizations, orders, approvals, filings, registrations, notices or Third Party Consents (i) which are required solely by reason of the specific regulatory status of Purchaser or any Affiliate thereof or (ii) with respect to the Transamerica Assets, the failure of which to be obtained or made would not result in a Material Adverse Effect or prohibit the consummation by Seller and the Designated Subsidiaries of the transactions contemplated by this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement. Notwithstanding the foregoing, Seller makes no representations or warranties as to Seller's right to assign, without the consent of Pacer, any agreement with Pacer or PAMCO or the agreements referred to in Section 5.15(b) hereof.

               SECTION 3.5 LITIGATION. Except as set forth in Section 3.5 of the Seller Disclosure Schedule or relating to third party personal injury and property damage claims relating to the Interpool Assets or relating to the Transamerica Assets with respect to occurrences after the Transamerica Closing, there is no action, suit, audit, investigation or other proceeding pending or, to the Knowledge of Seller, threatened against Seller or any of the Designated Subsidiaries relating to or arising out of the Interpool Assets before any court, arbitrator or Governmental Authority. Except as set forth in Section 3.5 of the Seller Disclosure Schedule or relating to third party personal injury and property damage claims relating to the Transamerica Assets with respect to occurrences prior to the Transamerica Closing, there is no action, suit, audit, investigation or other proceeding pending or, to the Knowledge of Seller, threatened against Seller or any of the Designated Subsidiaries primarily relating to or arising out of the Transamerica Assets before any court, arbitrator or Governmental Authority, that would have a Material Adverse Effect. Except as set forth in Section 3.5 of the Seller Disclosure Schedule, there is no action, suit, audit, investigation or other proceeding pending or, to the Knowledge of Seller, threatened against Seller or any of the Designated Subsidiaries relating to or arising out of the Acquired Assets before any court, arbitrator or Governmental Authority that would in the case of the Transamerica Assets as of the Transamerica Closing Date have a Material Adverse Effect. None of Seller or any of the Designated Subsidiaries is, in any material respect, in violation of any orders, judgments, injunctions or decrees applicable to the Acquired Assets. There are no outstanding orders, writs, judgments, injunctions, decrees or settlements of or with any Governmental Authority which have been sent to or served upon Seller, that apply, in whole or in part, to the Acquired Assets that restrict the ownership, disposition or use of the Acquired Assets.

               SECTION 3.6  COMPLIANCE WITH LAWS; PERMITS AND LICENSES.

                  (a) Except as set forth in Section 3.6 of the Seller Disclosure Schedule, the Acquired Assets have been during the past three years (or, with respect to any particular Acquired Asset, such shorter period of time as Seller or the Designated Subsidiaries have owned or operated such Acquired Asset) and is being used in all material respects in compliance with all Applicable Laws. Except as set forth in Section 3.6 of the Seller Disclosure Schedule, Seller has not received any written notice in the past three years (or, with respect to any particular Acquired Asset, such shorter period of time as Seller or the Designated Subsidiaries have owned or operated such Acquired Asset) with respect to the material failure of the Acquired Assets to be used in compliance with all Applicable Laws.

                  (b) Seller or a Designated Subsidiary holds all material Permits necessary for the operation of the Acquired Assets as presently conducted. All such material Permits are in full force and effect and no proceedings are pending or, to the Knowledge of Seller, threatened by a Governmental Authority for the suspension, revocation or termination of any such material Permits.

               SECTION 3.7 WARRANTY CLAIMS. Except as set forth in Section
3.7 of the Seller Disclosure Schedule, since January 1, 1998 (or, with respect to any particular Intermodal Asset, such shorter period of time as Seller or the Designated Subsidiaries have owned or operated such Intermodal Asset) and as of the date hereof, no customer of Seller has in writing asserted or requested that Seller assert a warranty claim with respect to any equipment constituting part of the Intermodal Assets against the manufacturer of such equipment and to the Knowledge of Seller, there is not now existing any basis for any such warranty claim. Except as set forth in Section 3.7 of the Seller Disclosure Schedule, Seller is not presently asserting any warranty claim, nor has Seller commenced any legal action, against the manufacturer of any Intermodal Asset or alleged any cause of action based on such manufacturer's breach of warranty, express or implied.

               SECTION 3.8 EMPLOYEES; EMPLOYEE BENEFITS. (a) Section 3.8(a) of the Seller Disclosure Schedule contains a true and complete list of each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan or program (within the meaning of section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan or program (within the meaning of section 3(2) of ERISA); each deferred compensation, incentive compensation, annual bonus, stock purchase, stock option and other equity compensation plan or program; each individual employment, termination or severance agreement; and each other "employee benefit plan" (within the meaning of section 3(3) of ERISA) in each case, that is sponsored, maintained or contributed to by Seller for the benefit of any Business Employee (the "Benefit Plans").

                  (b) All contributions required to be made with respect to any Benefit Plan prior to the Closing Date have been timely made, and each Benefit Plan has been operated and administered in all material respects in accordance with Applicable Law, including but not limited to ERISA and the Code.

                  (c) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by the Seller or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of an entity which is considered one employer with the Seller under
Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"), for which Purchaser could reasonably be expected to have any Liability following the Closing Date. Neither the Seller, any of its Subsidiaries nor an ERISA Affiliate has contributed to a "multiemployer plan", within the meaning of Section 3(37) of ERISA, at any time in the six years prior to the date hereof.

                  (d) There are no pending, or, to the Knowledge of Seller, threatened or anticipated claims against any or with respect to any Benefit Plan brought by any Business Employee or his or her beneficiary covered under any such Benefit Plan (other than routine claims for benefits) that would be an Assumed Liability.

                  (e) The consummation of the transactions contemplated by this Agreement will not either alone or in combination with another event,
(i) entitle any Business Employee to severance pay that would be an Assumed Liability or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Business Employee that would be an Assumed Liability.

                  (f) No labor organization or group of Business Employees has made a pending demand for recognition or certification, and to the Knowledge of Seller there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

               SECTION 3.9  TAXES.

                  (a) All Tax Returns to be filed by or with respect to Seller have been duly and timely filed except for those Tax Returns the failure of which to file would be material, and all such Tax Returns are true and complete in all material respects. All Tax Returns required to be filed with respect to the Acquired Assets have been filed with the appropriate Taxing Authority, and all such Tax Returns are true and correct in all material respects. All Taxes due and payable or claimed or asserted by any Taxing Authority to be due, from or with respect to the Acquired Assets have been paid or Seller has provided for all such Taxes on it books and records;

                  (b) All Taxes payable with respect to the Acquired Assets have been paid, the non-payment of which would result in a lien on the Acquired Assets or would result in Purchaser becoming liable or responsible therefor;

                  (c) No audit or other administrative proceedings or court proceeding are presently pending or proposed with regard to Taxes with respect to the Acquired Assets;

                  (d) There are no liens (other than Permitted
Encumbrances) with respect to Taxes upon any of the Acquired Assets.

               SECTION 3.10 MATERIAL CONTRACTS. (a) Section 3.10 of the Seller Disclosure Schedule sets forth, as of the date hereof, the following (other than Excluded Assets and Excluded Liabilities):

                          (i) each agreement which constitutes a part of
the Transamerica Assets and which by its terms materially and adversely affects or materially restricts the freedom of Seller to engage in a line of business or with any Person or in any geographical area or otherwise to conduct its business as presently conducted and each agreement which constitutes a part of the Interpool Assets and which by its terms adversely affects or restricts the freedom of Seller to engage in a line of business or with any Person or in any geographical area or otherwise to conduct its business as presently conducted;

                          (ii)each contract, legally binding arrangement or
agreement or purchase order for the purchase of equipment, materials or supplies which constitutes a part of the Acquired Assets, except those contracts or agreements terminable without penalty on 30 or fewer days' notice or those involving the receipt or payment of less than $100,000 per year;

                          (iii)each contract or agreement with any employee
(or group of employees) which is assumed by Purchaser under this Agreement which is not terminable without penalty on 30 or fewer days' notice;

                          (iv)each Lease-In Agreement which constitutes a
part of the Acquired Assets;

                          (v) each Management Agreement which constitutes a
part of the Acquired Assets;

                          (vi)each Lease Transaction which constitutes a
part of the Acquired Assets for domestic containers with respects to which there are more than 250 subject units (for which purpose all schedules pursuant to each such Lease Transaction shall be aggregated);

                          (vii)each Lease Transaction which constitutes a
part of the Acquired Assets for intermodal trailers with respect to which there are more than 250 subject units (for which purpose all schedules pursuant to each such Lease Transaction shall be aggregated);

                          (viii) each agreement, contract or commitment
which constitutes a part of the Acquired Assets pursuant to which Seller or a Designated Subsidiary has received, has a right to receive or may reasonably be expected to receive more than $500,000 in any calendar year; and

                          (ix)each agreement, contract or commitment which
constitutes a part of the Acquired Assets pursuant to which Seller or a Designated Subsidiary has paid, has an obligation to pay or may reasonably be expected to pay more than $250,000 in any calendar year or to provide services worth more than $250,000 in any calendar year, in each case including any written or oral modification, amendment, supplement, side letter or incidental agreement.

                  (b) The agreements described in Section 3.10(a) and other agreements meeting the criteria specified therein, whether entered into before the date hereof or between the date hereof and the Closing, are referred to as the "Material Contracts."

                  (c) Except as set forth in Section 3.10(c) of the Seller Disclosure Schedule, as of the date hereof, each Material Contract has been executed by the other party thereto and is in full force and effect, and constitutes the legal, valid and binding obligation of Seller or the Designated Subsidiaries, as the case may be, as a party thereto, in accordance with the terms of such agreement.

                  (d) A true, correct and complete copy of each Material Contract in existence as of the date hereof, including each such Material Contract that constitutes a Lease Transaction (collectively, the "Equipment Leases"), has been made available to Purchaser. Except as set forth in
Section 3.10(d) of the Seller Disclosure Schedule, Seller has not sold, assigned or otherwise granted to any party (including any lessee under an Equipment Lease) any present or future right or option to acquire any ownership interest in any equipment under an Equipment Lease or to retain any such equipment without paying a reasonable rental therefore after the expiration of the term of such lease, other than ordinary course hold-over provisions. To the Knowledge of Seller, there are no oral Material Contracts or oral modifications to any Material Contracts.

                  (e) Except as set forth in Section 3.10(e) of the Seller Disclosure Schedule, (i) to the Knowledge of Seller, each Material Contract is not subject to any defense, offset, claim, right of rescission or counterclaim, is legally binding and enforceable by Seller in accordance with its written terms (assuming the due authorization and delivery of each such agreement by the other parties thereto), (ii) to the Knowledge of Seller, no event has occurred which, with notice and/or lapse of time, would constitute a material default by Seller or any other party under any Material Contract, (iii) Seller has not received any written notice from or given any written notice to any other party indicating that it or such other party, as the case may be, is presently in default under or in breach or violation of any Material Contract, (iv) to the Knowledge of Seller, no obligor to Seller under any Material Contract is required under any applicable law to withhold from payments on any such Material Contract any interest or other withholdings for the payment of Taxes to any Governmental Authority, and (v) no Material Contract with a term greater than one year is terminable at the option of the third party thereunder unless such termination right is set forth in such Material Contract.

                  (f) Except as set forth in Section 3.10(f) of the Seller Disclosure Schedule, no Lease Transaction is subject to any debt subordination agreement, participation agreement, intercreditor agreement, owner trust agreement, purchase agreement, collateral sharing agreement, residual sharing agreement, remarketing agreement or vendor recourse agreement. Except as set forth in Section 3.10(f) of the Seller Disclosure Schedule, to Seller's Knowledge, no obligor under any Lease Transaction is a Governmental Authority.

                  (g) To the Knowledge of Seller and without making any representations as to enforceability, the terms of each unsigned Material Contract are as set forth in such unsigned Material Contract.

                  (h) Except as set forth in Section 3.10(h) of the Seller Disclosure Schedule and other than under the Transamerica Transition Services Agreement, all payments pursuant to Lease Transactions are made directly to Seller or a Subsidiary of Seller.

               SECTION 3.11 TITLE TO ACQUIRED ASSETS; ABSENCE OF ENCUMBRANCES; ACQUIRED ASSETS. (a) Except as set forth in Section 3.11(a) of the Seller Disclosure Schedule, Seller has good and valid title to (or, in the case of the Acquired Assets that are leased by the Seller or the Designated Subsidiaries, a valid leasehold interest in) the Acquired Assets, in each case free and clear of all Encumbrances other than Permitted Encumbrances. At the Closing, Seller and the Designated Subsidiaries will deliver to the Purchaser, good and valid title to (or, in the case of Intermodal Assets that are leased by the Seller or the Designated Subsidiaries, a valid leasehold interest in) the Acquired Assets, free and clear of all Encumbrances except Permitted Encumbrances. As of the Closing, there will be no Encumbrances relating to any of the Acquired Assets other than Permitted Encumbrances and other than arising from any financing by Purchaser.

                  (b) Except as set forth in Section 3.11(b) of the Seller Disclosure Schedule or pursuant to this Agreement, with respect to the Interpool Assets there does not exist any right, option or agreement granting any Person the right to purchase or otherwise acquire any of the Intermodal Assets.

                  (c) Except as set for the in Section 3.11(c) of the Seller Disclosure Schedule, the Interpool Assets that are off-hire have been maintained in good leasable operating condition, in each instance, in accordance with Seller's written policies which interpret the Rules and Regulations of the U.S. Federal Highway Act, the Rules and Regulations of the U.S. Department of Transportation and the TOFC/COFC Interchange Rules and Trailer and Container Service and Reporting Rules as adopted by the Association of American Railroads, as applicable, and are suitable and adequate for their current use. The Intermodal Assets that are on-hire as of the date hereof are subject to leases which provide for the lessee to maintain such intermodal trailer or domestic container, as applicable, in good operating condition, in any instance, in accordance with Seller's written policies which interpret the Rules and Regulations of the U.S. Federal Highway Act, the Rules and Regulations of the U.S. Department of Transportation and the TOFC/COFC Interchange Rules and Trailer and Container Service and Reporting Rules as adopted by the Association of American Railroads, as applicable, normal wear and tear excepted.

                  (d) Except as set forth in Section 3.11(d) of the Seller Disclosure Schedule, between the Transamerica Closing Date and the date hereof, there has been (i) no written material modification and (ii) to Seller's Knowledge, no oral material modification, to the Transamerica Leases.

               SECTION 3.12 ENVIRONMENTAL. (a) Except as set forth in
Section 3.12(a) of the Seller Disclosure Schedule and except as would not have a Material Adverse Effect with respect to the Transamerica Assets with respect to occurrences prior to the Transamerica Closing Date, (i) Seller is in material compliance with all applicable Environmental Laws (as of the date hereof and as of the Closing Date) with respect to the Intermodal Assets, which compliance includes the possession by the Seller or its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws to operate the Intermodal Assets and compliance with the terms and conditions thereof, and (ii) within the past three years (or, with respect to any particular Intermodal Asset, such shorter period of time as Seller has owned or operated such Intermodal Asset), Seller has not received any written communication from a Governmental Authority or other Person that alleges that the Seller is not in such compliance or that Seller is a potentially liable party under Environmental Laws for cleanup.

                  (b) Except as set forth in Section 3.12(b) of the Seller Disclosure Schedule, within the past three years (or, with respect to any particular Intermodal Asset, such shorter period of time as Seller has owned or operated such Intermodal Asset) no notice, demand, request for information, citation, claim, action, proceeding, summons or complaint has been received by any of Seller or any of its Subsidiaries, and no penalty has been assessed or, to Seller's Knowledge, threatened against Seller or any of its Subsidiaries by any Governmental Authority with respect to any alleged failure by Seller or any of its Subsidiaries to have any Permit required under any Environmental Law in connection with the ownership or operation of the Intermodal Assets.

                  (c) Except as set forth in Section 3.12(c) of the Seller Disclosure Schedule, to Seller's Knowledge, there are no administrative or judicial judgments, orders or decrees that relate to violations of or potential liability under Environmental Law with respect to the Intermodal Assets or the Chicago and Atlanta real properties described in Section 3.12(e) of the Seller Disclosure Schedule.

                  (d) Except as set forth in Section 3.12(d) of the Seller Disclosure Schedule and except as would not have a Material Adverse Effect with respect to the Transamerica Assets as of the Transamerica Closing Date, to Seller's Knowledge, Seller is not engaged in any activity in connection with the ownership or operation of the Intermodal Assets that would violate any Environmental Law.

                  (e) To the Knowledge of Seller and except as would not have a Material Adverse Effect with respect to the Transamerica Assets as of the Transamerica Closing Date, no facts, circumstances or conditions exist with respect to the Acquired Assets or the Chicago and Atlanta real properties described in Section 3.12(e) of the Seller Disclosure Schedule that could reasonably be expected to result in Seller and Designated Subsidiary not being in compliance with or having to make capital expenditures to maintain compliance with Environmental Laws or Environmental Permits or incurring liability for cleanup.

                  (f) Seller has provided Purchaser with copies of all environmental, health or safety assessments, audits, studies, inspections, analyses, results of investigations or other reports that have been performed in the past three years with respect to the Intermodal Assets or the Chicago and Atlanta real properties described in Section 3.12(e) of the Seller Disclosure Schedule, and that are in the possession, custody or control of Seller.

                  (g) Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section
3.12 are the sole and exclusive representations and warranties of the Seller in this Agreement relating to Environmental Laws and other environmental matters.

               SECTION 3.13 INTELLECTUAL PROPERTY. Except as would not have a Material Adverse Effect with respect to the Transamerica Assets or be material to the Acquired Assets with respect to the Interpool Assets, Seller and its Subsidiaries own or have the valid right to use all Interpool Trademarks and Interpool Prefixes (collectively, the "Intellectual Property"), free and clear of all Encumbrances (other than Permitted Encumbrances). The Intellectual Property, in all material respects: (i) is duly maintained by Seller and its Subsidiaries, (ii) is valid and subsisting, in full force and effect and (iii) has not expired, nor been cancelled or abandoned. There are no restrictions or limitations on the rights of Seller or any of its Subsidiaries to license any of the Intellectual Property to Purchaser as provided in Section 5.7 hereof.

               SECTION 3.14 BROKERS. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

               SECTION 3.15 NO REGULATORY IMPEDIMENT. Excluding the requirements of the HSR Act, Seller is not aware of any fact relating to its business, operations, financial condition or legal status that might materially impair its ability to obtain, on a timely basis, all consents, authorizations, orders, approvals and Permits from, and make all necessary filings and registrations with and all notices to, Governmental Authorities necessary for the consummation of the transactions contemplated hereby.

               SECTION 3.16 ABSENCE OF CERTAIN CHANGES OR EVENTS. From December 31, 2000 (or with respect to any particular Acquired Asset, such shorter period of time as Seller or a Designated Subsidiary has owned or operated such Acquired Asset), (i) there has not been any change or development in or affecting the Acquired Assets that has had or will have a Material Adverse Effect and (ii) the Acquired Assets have been operated in the ordinary course of business consistent with past practices. Except as set forth in Section 3.16 of the Seller Disclosure Schedule, from July 1, 2000 (or with respect to any particular Acquired Asset, such shorter period of time as Seller or the Designated Subsidiary have owned or operated such Acquired Asset) through to the date of this Agreement, Seller has not (i) waived or committed to waive any material rights related to the Acquired Assets, other than in the ordinary course of business, or (ii) directly or indirectly in any way extended or otherwise restructured the payment schedule or the payment terms of any Material Contract, or made any advance, extension, novation, modification or other accommodation to any lessee or obligor thereunder, other than in each case in the ordinary course of business.

               SECTION 3.17 FINANCIAL AND BUSINESS INFORMATION. The business information set forth in Section 3.17 of the Seller Disclosure Schedule and that were previously delivered by Seller to Purchaser are complete and accurate in all material respects and the financial data set forth in Section 3.17 of the Seller Disclosure Schedule and that were previously delivered by Seller to Purchaser fairly presents the information set forth therein in all material respects.

               SECTION 3.18 INSURANCE. Set forth in Section 3.18 of the Seller Disclosure Schedule is a list of all liability, property, workers compensation, and other policies of insurance that insure Seller in respect of the Acquired Assets and liabilities arising in connection therewith.

               SECTION 3.19 CONDUCT OF BUSINESS. Seller has conducted the Acquired Assets only in the ordinary course consistent with past practices and has not dealt with or entered into any contracts, commitments or arrangements with respect to the Acquired Assets with its Affiliates on terms and conditions less favorable to it than would be available in a comparable transaction with a Person not an Affiliate of Seller. Since July 1, 2000, Seller has not deferred the maintenance of the Intermodal Assets (or with respect to any particular Acquired Asset, such shorter period of time as Seller or the Designated Subsidiary have owned or operated such Acquired Asset) and has continued its ordinary course maintenance practices.

               SECTION 3.20 INDEBTEDNESS. The aggregate amount of
Indebtedness under the Scheduled Lease-In Transactions as of March 31, 2001 will be $56,900,000.

               SECTION 3.21 ACCURACY OF TRANSAMERICA REPRESENTATIONS AND WARRANTIES. Except as set forth in Section 3.21 of the Seller Disclosure Schedule, to the Knowledge of Seller, the representations and warranties of Transamerica in the Transamerica Agreement were accurate when made and as of the Transamerica Closing Date.

               SECTION 3.22 NS SUBLEASE. To the Knowledge of Seller, the Norfolk Southern Railway Company Sublease of the "Master Equip. Lease Agrt
- Chassis" dated January 1, 1995 between Seller and TCS Leasing, Inc. is still in full force and effect.

               SECTION 3.23 TRANSAMERICA AGREEMENT. Seller has furnished Purchaser with a complete and accurate copy of the Transamerica Agreement, including exhibits, schedules, attachments and all modifications, waivers and amendments thereto.

                  SECTION 3.24 FINANCE LEASE; TRACE LEASE; INSTALLMENT LOAN. To Seller's Knowledge, no Interpool Asset is subject to a Financing Lease, TRAC Lease or Installment Loan.


                                 ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PURCHASER

               Except as expressly set forth in the Purchaser Disclosure Schedule delivered by Purchaser to Seller prior to the execution of this Agreement and making reference to the particular section of this Agreement to which exception is being taken (unless the applicability of such exception is reasonably apparent to other sections, in which case a reference to such other sections shall not be necessary), the Purchaser represents and warrants to Seller as of the date hereof follows:

               SECTION 4.1 ORGANIZATION. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Purchaser has heretofore made available to Seller complete and correct copies of the respective certificates of incorporation, by-laws and other organizational documents, if any, applicable to Purchaser.

               SECTION 4.2 AUTHORITY RELATIVE TO AGREEMENT. Purchaser has the corporate power and authority to execute and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement and to consummate the transactions contemplated by this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement. The execution and delivery by Purchaser of this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement and the consummation by Purchaser of the transactions contemplated by this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Purchaser are necessary for Purchaser to authorize this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or to consummate the transactions contemplated by this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement. Assuming that this Agreement has been duly executed and delivered by Seller, this Agreement constitutes a valid and legally binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally or general equitable principles (whether considered in a proceeding at equity or in law).

               SECTION 4.3 NON-CONTRAVENTION. The execution and delivery of this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement by Purchaser do not, and the consummation by Purchaser of the transactions contemplated by this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement and the performance by Purchaser of the obligations which it is obligated to perform hereunder and thereunder will not, (a) violate any provision of the certificate of incorporation or by-laws or other organizational documents of Purchaser or (b) assuming that all consents, authorizations, orders or approvals of, filings or registrations with, and notices to, each Governmental Authority listed in Section 4.4(a) of the Purchaser Disclosure Schedule and all Third Party Consents listed in Section 4.4(b) of the Purchaser Disclosure Schedule have been obtained or made, (i) violate any Applicable Law or Environmental Laws or (ii) violate, result in the termination or the acceleration of, or conflict with or constitute a default under, any Contract to which Purchaser is a party or by which any of its properties are bound, except, in the case of clauses (b)(i) and
(ii), for such violations, terminations, accelerations, conflicts or defaults as would not prohibit, materially delay or otherwise materially impair Purchaser's ability to consummate the transactions contemplated by this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement.

               SECTION 4.4 CONSENTS. (a) Except as described in Section 4.4(a) of the Purchaser Disclosure Schedule, no consent, authorization, order or approval of, filing or registration with, or notice to, any Governmental Authority and (b) except as described in Section 4.4(b) of the Purchaser Disclosure Schedule, no Third Party Consent is required for the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated by this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement, except for such consents, authorizations, orders, approvals, filings, registrations, notices or Third Party Consents the failure of which to be obtained or made would not prohibit, materially delay or otherwise materially impair the consummation by Purchaser of the transactions contemplated by this Agreement and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement.

               SECTION 4.5 BROKERS. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

               SECTION 4.6 AVAILABILITY OF FUNDS. Purchaser has, and at the Closing will have, sufficient funds available to enable it to (i) pay the Purchase Price (as adjusted in accordance with Article II hereof), (ii) perform its other obligations hereunder and (iii) pay the amounts required to be paid pursuant to Section 11.2 hereof. Purchaser's obligations under this Agreement are not subject to any condition regarding Purchaser's ability to obtain funding for the consummation of the transactions contemplated hereby.

               SECTION 4.7 NO REGULATORY IMPEDIMENT. Excluding the requirements of the HSR Act, Purchaser is not aware of any fact relating to its business, operations, financial condition or legal status that might materially impair its ability to obtain, on a timely basis, all consents, authorizations, orders, approvals and Permits from, and make all necessary filings and registrations with and all notices to, Governmental Authorities necessary for the consummation of the transactions contemplated hereby.

               SECTION 4.8 LITIGATION. Except as set forth in Section 4.8 of the Purchaser Disclosure Schedule, there is no claim, action, suit, proceeding or, to the knowledge of Purchaser, governmental investigation pending or threatened against Purchaser or any of its Affiliates by or before any court or Governmental Authority that, individually or in the aggregate, would have or would reasonably be expected to impede the ability of Purchaser to complete the Closing in any respect or materially delay the Closing.

               SECTION 4.9 TRANSAMERICA AGREEMENT. Purchaser has received a copy of, has read and fully understands the terms of the Transamerica Agreement (including, without limitation, the disclosure schedules thereto). Purchaser hereby further acknowledges and agrees that except as provided for in Section 3.21 hereof, neither Seller nor its Subsidiaries nor any of its or their respective Representatives (as defined in Article 10 hereto) makes any express or implied representation or warranty or other statement, and neither Seller nor its Subsidiaries nor any of its or their respective Representatives shall have any liability or obligation to any Purchaser Indemnified Party (as defined in Article 10 hereto), under the Transamerica Agreement, including, without limitation, the validity, enforceability or interpretation thereof.


                                 ARTICLE V

                                 COVENANTS

               SECTION 5.1 CONDUCT OF BUSINESS. (a) Except to the extent that Purchaser consents in writing, except as set forth in Section 5.1 of the Seller Disclosure Schedule and except as expressly contemplated by this Agreement, between the date hereof and the Closing, Seller shall, and shall cause its Subsidiaries to, (i) use commercially reasonable efforts to maintain satisfactory relationships with customers, suppliers and Business Employees, (ii) subject to the terms of the Intermodal Leases which in certain cases require the lessees of Intermodal Assets to maintain the Intermodal Assets in good operating condition (ordinary wear and tear excepted), not defer the maintenance practices of Seller in effect on or prior to the date hereof, and (iii) maintain the books, accounts and records relating to the Acquired Assets on a basis consistent with past practice.

                  (b) Seller agrees that, between the date hereof and Closing, except (A) as expressly contemplated by this Agreement, (B) as otherwise consented to by Purchaser in writing or (C) as set forth in
Section 5.1 of the Seller Disclosure Schedule, Seller shall not, and shall cause the Designated Subsidiaries not to:

                          (i) other than in the ordinary course of
business, enter into or amend or modify in any material respect any Material Contract;

                          (ii)sell any of the Intermodal Assets, other than
(1) up to one hundred Domestic Containers with a manufacture date prior to January 1, 1989, (2) prior to April 30, 2001 up to five hundred Intermodal Trailers with a manufacture date prior to January 1, 1990, (3) prior to August 31, 2001 up to one thousand Intermodal Trailers with a manufacture date prior to January 1, 1990 and (4) sales of Destroyed Equipment;

                          (iii)create or suffer to exist any new
Encumbrance on any of the Acquired Assets, except for (A) Permitted Encumbrances and (B) leases on Intermodal Assets;

                          (iv)except for purchase orders for, or purchase
of, equipment to be used for purposes of entering into Financing Leases, purchase any domestic container (or make any commitment with respect thereto) which would constitute an Intermodal Asset, other than purchases and commitments from September 30, 2000 which do not exceed $4,000,000 in the aggregate (any purchases and commitments from September 30, 2000 through the date hereof are listed on Section 5.1 of the Seller Disclosure Schedule);

                          (v) purchase any intermodal trailer;

                          (vi)increase the number of units of Leased-In
Equipment;

                          (vii)waive or release any rights under any
Management Agreement or lease relating to the rental of any Intermodal Assets by customers, in each case, which constitutes an Acquired Asset, other than waivers and releases in the ordinary course of business;

                          (viii) grant or agree to grant any general
increases in the rates of salaries or compensation payable to any Business Employee, except in the ordinary course of business;

                          (ix)change any of the material terms or
conditions of employment of any Business Employee, except in the ordinary course of business;

                          (x) enter into any agreement, contract,
commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing;

                          (xi)take, or agree to or commit to take, any
action that would make any representation or warranty of Seller contained herein inaccurate at the Closing; or

                          (xii)otherwise operate the business with respect
to the Acquired Assets and Assumed Liabilities outside of the ordinary course of business.

                  (c) In the event that (i) Seller or any of its Subsidiaries receives a payment from a lessee of Intermodal Assets with respect to damages which were sustained by one or more specified Intermodal Assets leased by such lessee, (ii) Seller and its Subsidiaries do not expend such payment in the repair of such Intermodal Asset(s) and (iii) such Intermodal Asset(s) are, at the Closing, not in good operating condition (normal wear and tear excepted), then Seller shall pay to Purchaser an amount equal to the lesser of (i) the amount of such payment (or the remaining portion if a portion of such payment was expended in repairs of such Intermodal Asset(s)) and (ii) the actual cost of repairing such Intermodal Asset(s). Purchaser shall have reasonable access to the books and records of Seller during normal business hours to confirm Seller's compliance with this Section 5.1(c).

               SECTION 5.2 ACCESS; CONFIDENTIALITY; COOPERATION. (a) Seller agrees to permit Purchaser and its accountants, counsel and other authorized representatives to have, during the period from the date hereof to the Closing Date, reasonable access to the Acquired Assets over which Seller has physical control, and the premises, books and records of Seller and the Designated Subsidiaries that relate to the Acquired Assets. Seller agrees to make available to Purchaser, upon reasonable advance notice and during normal business hours, the officers and employees of Seller and the Designated Subsidiaries, as Purchaser may reasonably request; provided, however, that such availability shall not interfere with the normal operations of Seller and its Subsidiaries. Seller shall furnish Purchaser with such financial and operational data and other information with respect to the Acquired Assets as Purchaser shall from time to time reasonably request and as are maintained by Seller in the ordinary course of business. Notwithstanding the foregoing, except as expressly contemplated by Section
5.1 of this Agreement, Seller and Purchaser hereby agree that until the Closing shall occur, Purchaser shall have no right to direct or control the Acquired Assets in any manner whatsoever. Any information regarding the business of Seller or the Acquired Assets heretofore or hereafter obtained from Seller or its Subsidiaries by Purchaser or its representatives shall be subject to the terms of the Confidentiality Agreement, and such information shall be held by Purchaser and its representatives in accordance with the terms of the Confidentiality Agreement, provided, however, that following the Closing, this Section 5.2 and the Confidentiality Agreement shall not prohibit Purchaser from using and providing to third parties such information concerning the Acquired Assets (but not any other assets, liabilities or other information relating to Seller or its business) as it may deem appropriate.

                  (b) Between the date hereof and the date ninety days following the Closing Date, Seller shall cooperate and make its personnel, consultants and records relating to the Acquired Assets available in accordance with the reasonable requests of Purchaser so as to enable Purchaser to plan for putting itself in a position to effectively own, operate and manage the Acquired Assets from and after the Closing Date. Pursuant to the foregoing, Seller will reasonably assist Purchaser in connection with Purchaser's planning for car accounting and billing and also will assist in arranging for meetings with Seller's vendors and customers. Nothing in this Section 5.2(b) shall require or obligate Seller to retain personnel after the date hereof in order to assist and cooperate with Purchaser except to the extent that Seller shall endeavor to retain personnel if requested by Purchaser if Purchaser agrees to reimburse Seller for all costs of Seller relating thereto.

               SECTION 5.3 TAKING OF NECESSARY ACTION. (a) Each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all action and promptly do or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

                  (b) Each of Seller and Purchaser and their respective Affiliates shall (i) as soon as practicable after the date hereof, file such applications, notices, registrations and requests as may be required or advisable to be filed by it with any Governmental Authority in connection with the transactions contemplated hereby, (ii) furnish the other party with copies of all documents (or in the case of sensitive or proprietary information contained in "4(c) documents" to the other party's representative) and correspondence (A) prepared by or on behalf of such party for submission to any Governmental Authority and (B) received by or on behalf of such party from any Governmental Authority, in each case in connection with the transactions contemplated hereby and (iii) consult with and keep the other party informed as to the status of such matters. To the extent that any application, notice, registration or request so filed contains any significant information relating to the other party or any of such other party's Affiliates, prior to submitting such application, notice, registration or request to any Governmental Authority, each party will permit the other party to review such information and will consider in good faith the suggestions of the other party with respect thereto. Each party shall have the right to approve any such information that relates to it, and its Affiliates, or, in the case of Seller, the Acquired Assets and the Assumed Liabilities (which approval shall not be unreasonably withheld).

                  (c) Purchaser and Seller agree to promptly (but in no event later than five Business Days after the date hereof) effect all necessary registrations and filings, including, but not limited to, filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), and submissions of information requested by Governmental Authorities. Subject to Section 5.3(d) hereof, Purchaser agrees to promptly take, and cause its Affiliates controlled by Purchaser to take, if required by the Federal Trade Commission (the "FTC") or its staff, the Assistant Attorney General in charge of the Antitrust Division (the "Antitrust Division") and his staff, or any state attorney general or its staff, in each case in order to consummate the transactions contemplated by this Agreement, all actions and things (including, without limitation, executing agreements and submitting to judicial or administrative orders) to secure federal and state government antitrust clearance (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal, state or local court or other Governmental Authority), including, without limitation, all actions to make arrangements for, or to effect the sale or other disposition or divestiture of, non-material assets or categories of assets, businesses, or the Acquired Assets (it being agreed by the parties that solely for purposes of this Section 5.3, a divestiture, sale or disposition of assets with an aggregate value in excess of $8,000,000 (valued for these purposes by using Assigned Values for Acquired Assets and net book value for all other assets) shall be considered "material") and to hold separate (including, without limitation, pursuant to arrangements which restrict, limit or prohibit access to Purchaser or any of its Affiliates and/or the exercise of any other rights with respect to the Acquired Assets) pending such sale or other non-material disposition or divestiture. Purchaser represents and warrants to the Seller that Purchaser and its Affiliates have or will have in a timely manner full power and authority to effect the transactions contemplated by this Section 5.3(c). In lieu of any sale, disposition or divestiture of such non-material Acquired Assets which are domestic containers subject to an existing lease, as contemplated by the preceding sentence, Purchaser may, at its option, elect to treat such domestic containers subject to an existing lease as Excluded Assets, in which case a corresponding adjustment shall be made to the Purchase Price equal to the Assigned Equipment Value of the assets so designated as Excluded Assets.

                  (d) Notwithstanding Section 5.7(c) hereof, in no event shall the Purchaser be obligated to accept any condition or requirement imposed by a Governmental Authority (i) that relates to the divestiture of assets in excess of the $8,000,000 maximum value set forth in subsection
(c) above, or (ii) with respect to any requirement other than a divestiture of assets, which, in Purchaser's reasonable judgment, would have more than a de minimis effect on the business or operations of Purchaser.

                  (e) Each party shall cooperate with the other party in the preparation and filing of any applications, notices, registrations and responses to requests for additional information from Governmental Authorities made by the other party with any Governmental Authority in connection with the transactions contemplated hereby, including providing such information as the other party may reasonably request for inclusion in such applications, notices, registrations and responses.

               SECTION 5.4  RELEASE OF SELLER FROM ASSUMED LIABILITIES.

                  (a) Purchaser shall, at or prior to the Closing, use its commercially reasonable efforts to enter into such valid and enforceable agreements, instruments, and other documents in forms satisfactory to Seller (collectively, the "Novated Exclusive Contracts") to effect a novation as of the Closing of certain of the agreements set forth on
Section 5.4(a) of the Seller Disclosure Schedule (whereby (1) Purchaser shall be substituted for Seller and its Subsidiaries thereunder and (2) the other parties to such agreements absolutely and unconditionally release Seller and its Subsidiaries from all obligations and liabilities thereunder (including the Indebtedness thereunder)). The obligations of Purchaser under such agreements, instruments and other documents shall be limited to assuming Seller's Liabilities, obligations, covenants and agreements under such agreements, instruments and documents and acting in conformity with the terms and provisions set forth therein.

                  (b) Purchaser shall, at or prior to the Closing, use its commercially reasonable efforts to enter into such valid and enforceable agreements, instruments, and other documents in forms satisfactory to Seller (collectively, the "Novated Non-Exclusive Contracts" and, together with the Novated Exclusive Contracts, the "Novated Contracts") to effect a novation as of the Closing of the rights and obligations relating to Intermodal Assets under certain of the agreements set forth on Section 5.4(b) of the Seller Disclosure Schedule (whereby (1) Purchaser shall be substituted for Seller and its Subsidiaries thereunder with respect to the Intermodal Assets through a separate agreement to which Seller and its Affiliates are not a party and (2) the other parties to such agreements absolutely and unconditionally release Seller and its Subsidiaries from all obligations and liabilities thereunder relating to the Intermodal Assets (including the Indebtedness thereunder)). The obligations of Purchaser under such agreements, instruments and other documents shall be limited to assuming Seller's Liabilities, obligations, covenants and agreements under such agreements, instruments and documents and acting in conformity with the terms and provisions set forth therein. In the event that Purchaser is unable to enter into Novated Contracts, it shall use commercially reasonable efforts to enter into such valid and enforceable agreements, instruments and other documents in forms satisfactory to Seller with the objective of making Purchaser the primary obligor with respect to the Indebtedness under the Scheduled Leases-in Transactions. The obligations of Purchaser under such agreements, instruments and other documents shall be limited to assuming Seller's Liabilities, obligations, covenants and agreements under such agreements, instruments and documents and acting in conformity with the terms and provisions set forth therein. General Electric Capital Corporation, a New York corporation, shall indemnify and hold harmless Seller and its Subsidiaries from any and all claims and Indebtedness and any payment thereof (including costs and expenses) relating to any of the Scheduled Lease-In Transactions which are not novated as of the Closing.


               SECTION 5.5 INSURANCE; RISK OF LOSS. (a) Effective as of the Closing, Seller will terminate or cause its Subsidiaries to terminate all coverage relating to the Acquired Assets and the Assumed Liabilities and Transferred Employees under the general corporate policies of insurance, cancellable surety bonds and hold harmless agreements of Seller for the benefit of all of its controlled subsidiaries. From and after the Closing, Purchaser shall become solely responsible for all insurance coverage (including self-insurance) and related risk of loss with respect to the Acquired Assets and the Assumed Liabilities and Transferred Employees.

                  (b) Notwithstanding clause (a), to the extent that (i) any insurance policies controlled by Seller and its Subsidiaries ("Seller's Insurance Policies") cover any Liability, loss, damage or expense that constitutes an Assumed Liability ("Business Liabilities") and arises out of occurrences, events or circumstances prior to the Closing and (ii) Seller's Insurance Policies continue after the Closing to permit claims to be made thereunder with respect to Business Liabilities arising out of occurrences, events or circumstances prior to the Closing ("Business Claims"), Seller shall reasonably cooperate with Purchaser in submitting Business Claims (or pursuing Business Claims previously made) on behalf of Purchaser under Seller's Insurance Policies; provided, however, that Seller shall be under no obligation to commence or maintain litigation to enforce any Business Claim (except to the extent that Purchaser agrees to reimburse Seller therefor and to hold Seller harmless, in each case, under written terms acceptable to Seller in connection therewith).

               SECTION 5.6  MAIL; PAYMENTS.

                  (a) Seller hereby authorizes Purchaser after the Closing to receive and open all mail and other communications received by Purchaser with respect to the Acquired Assets and the Assumed Liabilities, and to act with respect to such communications in such manner as Purchaser may elect if such communications primarily relate to the Acquired Assets or the Assumed Liabilities, or, if such communications do not so primarily relate, to forward the same promptly to Seller together with any moneys, checks or other instruments of payment to which Purchaser is not entitled under the terms of this Agreement. Seller shall promptly deliver to Purchaser the original of any mail or other communication received by Seller of any of its Subsidiaries after the Closing primarily relating to the Acquired Assets or the Assumed Liabilities and any moneys, checks or other instruments of payment to which Purchaser is entitled under the terms of this Agreement.

                  (b) After the Closing, Purchaser shall have the right and authority to endorse, without recourse, the name of Seller or any of its Subsidiaries on any check or any other cash equivalent received by Purchaser on account of any of the Acquired Assets or the Assumed Liabilities. After the Closing, Purchaser shall promptly remit to Seller all or such portion of any such payments which have been received by Purchaser or any of its Affiliates in respect of rentals of Intermodal Assets with respect to any period ending prior to or on the Closing Date or in respect of any payment relating to Excluded Assets or Excluded Liabilities.

                  (c) Any payment received by Seller or any of its Subsidiaries after the Closing to the extent relating to the rentals of any of the Intermodal Assets for any periods commencing after the Closing Date shall be promptly remitted to Purchaser. Any payments received by Seller or any of its Subsidiaries prior to or after the Closing Date relating to the rental of Intermodal Assets for period both before and after the Closing shall be pro-rated and the pro-rated portion shall be promptly remitted to Purchaser.

                  (d) To the extent that, following the Closing, Purchaser receives or possesses any Excluded Asset or any Excluded Liability, then Purchaser shall transfer such Excluded Asset or Excluded Liability to Seller as soon as practically possible thereafter.

                  (e) To the extent that, following the Closing, Seller receives or possesses any Acquired Asset or any Assumed Liability, then Seller shall transfer such Acquired Asset or Assumed Liability to Purchaser as soon as practically possible thereafter.


               SECTION 5.7 LICENSE OF INTERPOOL NAME. (a) Seller hereby grants to Purchaser a fully-paid, royalty-free and non-exclusive license to use the Interpool Trademarks and Interpool Prefixes, in connection with and as a part of the Interpool Assets (the "License") for the relevant period of time from and after the Closing Date as set forth in the following sentence (the "License Term") and subject to the following provisions of this Section 5.7. The License granted to Purchaser hereunder authorizes Purchaser to continue to use the Interpool Trademarks and the Interpool Prefixes that appear on an Intermodal Asset as of the Closing Date for the life of that Intermodal Asset without obligation to remove, cover or otherwise obscure the appearance of the Interpool Trademarks or Interpool Prefixes thereon; provided, however, that if any Interpool Asset is refurbished or ceases, directly or indirectly, to be owned by Purchaser, then in either case the License with respect to such Interpool Asset shall terminate and Purchaser shall promptly remove any Interpool Trademarks or Interpool Prefixes thereon. In no event may Purchaser use the Interpool Trademarks on any trailer or container or other equipment not acquired hereunder. At the expiration of the License Term, all such use of the Interpool Trademarks and Interpool Prefixes by Purchaser shall cease.

                  (b) Purchaser hereby waives and disclaims any right or interest in or to ownership of the Interpool Trademarks that may arise under any Applicable Law out of the use hereunder of the Interpool Trademarks and acknowledges that its right to use the Interpool Trademarks and the Interpool Prefixes is solely to the extent provided in subsection
(a) above. No right to assign, transfer or sublicense the Interpool Trademark is included herein, and such rights to use the Interpool Trademark are expressly withheld, except that Purchaser may assign or otherwise transfer its License to use the Interpool Trademark hereunder to its Subsidiaries or by operation of law in a merger (subject to the provisions of this Section 5.7); provided, however, that in the event that such Subsidiary ceases to be a Subsidiary of Purchaser, the rights hereunder assigned or otherwise transferred shall immediately terminate. Purchaser may not assign, sublicense or otherwise transfer, directly or indirectly, the License (or any portion thereof) granted hereunder except by operation of law in a merger (subject to the provisions of this Section 5.7).

                  (c) Purchaser hereby acknowledges that it has no rights or ownership or other interests in the Transamerica Names, the Transamerica Trademarks and the Transamerica Prefixes (the "Transamerica License"). Purchaser, Seller and Transamerica shall, concurrently with entering into this Agreement, enter into an agreement authorizing Seller to sublicense the Transamerica Names, Transamerica Trademarks and Transamerica Prefixes to the Purchaser (the "Consent Agreement"), subject to the provisions of Sections 6.10(a), (b), and (c) of the Transamerica Agreement and any additional terms contained in the Consent Agreement, which shall be incorporated herein by reference.


               SECTION 5.8 REGISTRATION. Purchaser shall, as soon as reasonably practicable following the Closing Date, make application for and effect a change in all of the registrations and licenses with respect to the Intermodal Assets from Seller or an Affiliate thereof (or any predecessor in interest) to Purchaser. Any registration fees or charges associated with the registration and licensing of Purchaser as owner of the Intermodal Assets shall be paid by Purchaser and any refunds of such registration fees already paid by or on behalf of Seller or an Affiliate thereof shall be for Seller's account and, if paid to Purchaser or an Affiliate thereof, shall promptly be paid over by Purchaser to Seller. Prior to Closing, Seller shall use its commercially reasonable efforts to renew all registrations and licenses with respect to Intermodal Assets that are scheduled to expire within 30 days after the Closing Date.

                  SECTION 5.9 ASSIGNED CONTRACTS. Seller shall use its commercially reasonable efforts to obtain any consent, approval or amendment required to novate and/or assign any Contract included in the Acquired Assets, provided that Seller shall not be required to pay in excess of $100,000 per contract in connection therewith unless otherwise agreed by the parties. Seller shall keep Purchaser reasonably informed from time to time of the status of the foregoing and Purchaser shall cooperate with Seller in this regard. To the extent that the rights of Seller or any of its Subsidiaries under any Contract included in the Acquired Assets, or under any other Acquired Asset to be assigned to Purchaser hereunder, may not be assigned without the consent of another Person which has not been obtained prior to the Closing, neither this Agreement nor any of the Instruments of Transfer shall constitute an agreement to assign the same if an attempted assignment would be unlawful. If any such consent has not been obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights under the instrument in question so that Purchaser would not acquire the benefit of all such rights, then Seller or a Subsidiary thereof, as applicable, to the maximum extent permitted by Applicable Law and the instrument, shall act as Purchaser's agent in order to obtain for Purchaser the benefits thereunder and shall cooperate, to the maximum extent permitted by Applicable Law and the instrument, with Purchaser in any other reasonable arrangement designed to provide such benefits (and the corresponding burdens) to Purchaser (including by entering into an equivalent arrangement). Except with respect to the exercise of the rights under any such unassigned Contract at the direction of the Purchaser, the Seller and its Subsidiaries shall have no obligation to pay, perform or discharge any obligations under any such unassigned Contract after the Closing. Any failure so to obtain for Purchaser the benefits under any such Acquired Assets shall result in the payment by Seller to Purchaser of an amount equal to the value of such Acquired Asset.

               SECTION 5.10 BULK SALES WAIVER. Purchaser and Seller hereby waive compliance with the terms and conditions of any applicable bulk sales or bulk transfer law or similar laws that may be applicable to the bulk sale or bulk transfer of the Acquired Assets and Assumed Liabilities. Seller will indemnify and hold harmless Purchaser from any and all claims relating to the provisions of the "bulk sales law" of any applicable jurisdiction with respect to the transactions contemplated by this Agreement.

               SECTION 5.11 PUBLIC ANNOUNCEMENTS. Prior to the Closing, Seller and Purchaser will use reasonable efforts to consult with each other about any description of the transactions contemplated by this Agreement contained in any press release or other public statements prior to the issuance thereof and provide each other with the opportunity to review and comment upon any such description, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court order or by obligations pursuant to any listing agreement with any national securities exchange. The parties shall use reasonable efforts to agree on the description of the transactions contemplated by this Agreement contained in any initial press releases to be issued by the parties with respect to their execution and delivery of this Agreement.

               SECTION 5.12 NOTICES OF CERTAIN EVENTS. Seller and Purchaser will use commercially reasonable efforts to promptly notify each other of, and cure before the Closing, any event, transaction or circumstance, that such party learns has caused or will cause any covenant or agreement of such party under this Agreement to be breached or that renders or will render untrue any representation or warranty of such party contained in this Agreement in each case so as to cause a condition to Closing not to be satisfied. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

               SECTION 5.13 FURTHER ASSURANCES. Each party shall cooperate with the other, and execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all such other instruments, including instruments of conveyance, assignment and transfer, and to make all filings with and to obtain all consents, approvals or authorizations of any Governmental Authority or other regulatory authority or any other Person under any Permit, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the transactions contemplated hereby. Seller shall provide Purchaser with reasonably satisfactory evidence that the Acquired Assets as of Closing will be released from liens under the credit agreement between Seller and Citicorp USA, Inc. dated as of October 24, 2000 and the revolving credit agreement with First Union National Bank and will use commercially reasonable efforts to remove any other Encumbrances other than Permitted Encumbrances on the Acquired Assets. Interpool agrees that prior to the Closing, Purchaser's request for data from Transamerica will be given reasonable priority over any other requests for data made by Interpool during such period.

               SECTION 5.14 TRANSITION SERVICES AGREEMENT. Purchaser shall execute counterparts to the Transition Services Agreement and deliver such counterparts to Seller at the Closing. Seller shall execute counterparts to the Transition Services Agreement and deliver such counterparts to Purchaser at the Closing.

               SECTION 5.15  PACER JOINT VENTURE.

                  (a) Seller and Purchaser shall negotiate in good faith with Pacer International, Inc. ("Pacer") to restructure the operations of PAMC LLC, a joint venture between Pacer and Interpool ("PAMCO") (and the agreements relating to PAMCO) into two joint ventures with terms substantially comparable to the terms of PAMCO, except that (i) one joint venture shall be between Purchaser and Pacer and shall relate to the Intermodal Assets which are the subject of PAMCO and (ii) the second joint venture shall be between Seller and Pacer and shall relate to all equipment which is the subject of PAMCO (other than Intermodal Assets). The parties agree that they shall use their joint best efforts to so split the PAMCO joint venture into two Joint Ventures.

                  (b) In the event that the Seller and Purchaser are unable to reach agreement with Pacer to restructure PAMCO in the manner described in clause (a) above, then Purchaser shall effective as of the Closing lease (the "Container Lease") to Seller the domestic containers (the "PAMC Containers") subject to the Management Agreement, dated as of May 28, 1999, between PAMC LLC ("PAMC") and Transamerica Leasing Inc. and Seller as assignee of Transamerica Leasing Inc. (the "PAMC Management Agreement") under the same terms and conditions as set forth in the PAMC Management Agreement (with Purchaser having the same rights and obligations as if it were the "Owner" (as such term is defined in the PAMC Management Agreement) of the PAMC Containers under the PAMC Management Agreement and Seller having the same rights and obligations as if it were the "Manager" (as such term is defined in the PAMC Management Agreement) of the PAMC Containers under the PAMC Management Agreement). Purchaser agrees and acknowledges that PAMC LLC shall continue to manage the PAMC Containers under the PAMC Management Agreement, and Seller agrees to act on Purchaser's behalf as agent in good faith in connection with the PAMC Management Agreement as directed by Purchaser regarding any action with respect to the PAMC Containers in order to seek to provide Purchaser with the benefits of the "Owner" under the PAMC Management Agreement with respect to the PAMC Containers, including, without limitation, commencing actions to enforce the Equipment Use Agreement. Seller agrees not to make or agree to any modification or amendment to the PAMC Management Agreement which affects the PAMC Containers without the prior consent of Purchaser. Seller agrees not to make or agree to make any modification or amendment to the Equipment Use Agreement (including the Schedules thereto) between PAMC LLC and Pacer International, Inc. which affect the PAMC Containers, unless the failure to make such modification or amendment would violate such agreement or give rise to any liability of Seller (including as manager of PAMC), without the prior consent of Purchaser. At the Closing, Seller agrees to collaterally assign to Purchaser Interpool's right to receive rents under the PAMC Management Agreement pursuant to a collateral assignment agreement in a form reasonably satisfactory to Purchaser and Seller. Purchaser and Seller further agree to jointly use their commercially reasonable efforts to enter into an intercreditor agreement with any third party lenders of Seller who take any security interest as collateral in Seller's interest in the receivables under the PAMC Management Agreement. Purchaser and Seller agree that Seller shall not be entitled to receive any additional consideration for acting on behalf of Purchaser as contemplated by this Section 5.15, except that Purchaser shall reimburse Seller for all of its out-of-pocket costs incurred by Seller in connection with taking any action contemplated by this Section 5.15 (b). Purchaser agrees to indemnify and hold harmless Seller and its Affiliates, officers, directors, employees, agents, successors and assigns, and related entities from, and reimburse them for, any loss, cost, deficiency, demand, assessment, expense (including all reasonable legal and expert fees and expenses), demise, liability, fine, penalty or claim arising from any action which is taken by Seller at the direction of Purchaser in connection with PAMCO or the PAMC Management Agreement. It is acknowledged and agreed by Purchaser that notwithstanding anything to the contrary set forth in this Section 5.15(b), Seller shall have no obligation to take any action with respect to PAMCO or the PAMC Management Agreement except as directed by Purchaser hereunder, provided, however that Seller shall keep Purchaser reasonably informed on a timely basis of developments regarding PAMCO and the PAMC Management Agreement relating to the PAMC Containers.

               SECTION 5.16 COVENANT NOT TO COMPETE.

                  (a) Subject to paragraph (b) below, for a period of three and one-half (3-1/2) years with respect to domestic containers and five years with respect to intermodal trailers from and after the Closing (the "Non-Compete Period"), the Seller agrees that it shall not, and Seller shall cause its Subsidiaries not to, engage directly or indirectly in Mexico, Canada or the United States in the leasing or rental of domestic containers or intermodal trailers; provided, however, that the foregoing will not preclude Seller or its Subsidiaries from engaging and continuing to engage in (i) the provision and marketing of Financing Leases or TRAC Leases or installment loans relating to intermodal trailers or domestic containers and (ii) entering into any operating leases with a customer for domestic containers and/or intermodal trailers if required by a customer in conjunction with the rental of chassis to such customer pursuant to a published or official request for bids or proposals, provided that Seller shall not enter into such operating leases with customers with respect to more than an aggregate of 1,000 containers and/or trailers per annum, on a non-cumulative basis, during the applicable Non-Compete Period and (iii) the operations conducted by PAMC LLC and as agent for Purchaser as contemplated by Section 5.15 hereof. For purposes of this Section 5.16(a), "Financing Lease" shall mean a finance lease or full payout lease in which
(i) the lessee has a purchase option to acquire the equipment subject to such lease at the end of the lease term and where such purchase option shall be a "bargain purchase option" (as such term is defined in paragraph 5(d) of Statement of Financial Accounting Standards No. 13 Accounting for Leases as of the date hereof), (ii) the lease term, in the case of new equipment, shall be at least seven years and, in the case of used equipment, shall be at least the greater of (A) three years and (B) if the equipment is less than seven years' old, the difference between seven and the age of the subject unit, and (iii) any early termination penalty or payment payable upon exercise of a termination option or right exercisable prior to the year that the unit is seven years' old shall have terms that are competitive in the marketplace (such business which is prohibited under this clause (a) and not subject to the proviso of the first sentence hereof being referred to as a "Competitive Business"). For purposes of this
Section 5.16, "domestic containers" means containers exclusively used for carrying domestic freight in the United States, Canada or Mexico and "intermodal trailers" means trailers used by the United States railroads (e.g. trailers placed in flatcars).

                  (b) Notwithstanding the provisions of paragraph (a) above, (i) Seller and its Subsidiaries may invest in up to 25% of the outstanding voting securities as passive investors in any entity that is engaged in any Competitive Business and that has a class of equity securities registered under the Securities Exchange Act of 1934, so long as neither Seller nor any of its Subsidiaries manages or exercises control over such legal entity, (ii) Seller and its Subsidiaries may engage in a Competitive Business with any equipment which becomes an Excluded Asset pursuant to Section 5.3(c) hereof, (iii) Seller and its Subsidiaries may engage in a Competitive Business with any Excess New Equipment not purchased by Purchaser, and (iv) Seller and its Subsidiaries shall not be prohibited from acquiring any Person engaged in a Competitive Business or acquiring any business, division or assets of any Person which would constitute a Competitive Business provided, however, that if Seller (A) acquires (x) any Person of which a Competitive Business represents 35% or more of its net assets or (y) any business, division or assets which would constitute a Competitive Business and which represents 35% or more of the net assets being sold or (B) if Seller acquires any Person or any business, division or assets of any Person which has or would constitute a Competitive Business and the aggregate purchase price of such acquisition is less than $35 million, then Seller shall (1) use commercially reasonable efforts within a six-month time period from the acquisition of such Competitive Business to attempt to effect the sale or other disposition or divestiture of such Competitive Business, business, division or assets and
(2) if within such six-month time period referred to in clause (1) above, Seller shall not have sold, disposed of or divested such Competitive Business, business, division or assets, the Seller shall offer to sell such Competitive Business to Purchaser at the then net book value of the assets constituting such Competitive Business, and (3) if Purchaser shall not, within sixty (60) days of the offer referred to in clause (2) above, have entered into a definitive agreement to purchase such Competitive Business (or if such agreement is entered into, Purchaser, within five months of execution of such agreement, shall have failed to consummate such purchase), then Seller shall be free to engage in such Competitive Business.

                  (c) The provisions of the covenant contained in paragraph
(a) above shall be deemed to be a separate covenant in each of Mexico, Canada or the United States and in each of the states of the United States. The parties acknowledge and agree that the time, scope, and other provisions of paragraph (a) above have been specifically negotiated by sophisticated, commercial parties and specifically hereby agree that such time, scope and other provisions are reasonable under the circumstances. The parties further agree that if, at any time, despite the express agreement of the parties, a court of competent jurisdiction holds that any portion of paragraph (a) above is unenforceable because any of the restrictions therein are unreasonable, or for any other reason, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, and the maximum restrictions of time or scope reasonable under the circumstances, as determined by such court, will be substituted for any such restrictions which are held unenforceable. In the event of a breach by any party of any of the provisions of paragraph
(a) above, the parties acknowledge that such breach may cause irreparable damage to Purchaser, the exact amount of which may be difficult to ascertain, and the remedies at law for any such breach may be inadequate. Accordingly, the Purchaser may be entitled, in addition to any other rights or remedies existing in their favor, to seek specific performance and injunctive relief in order to enforce or prevent breach of any such provisions.

               SECTION 5.17 LICENSES AND TITLES. Prior to the Closing, Seller shall provide Purchaser with Seller's written authorization for Purchaser to retain Seller's license plates and to effect a change in the registrations for Intermodal Assets from Seller to Purchaser, as owner.



                                 ARTICLE VI

                              EMPLOYEE MATTERS

               SECTION 6.1 BUSINESS EMPLOYEES. For purposes of this Agreement, the term "Business Employees" shall mean all persons employed by Seller or any of its Affiliates immediately prior to the Closing Date and who are listed on Section 6.1 of Seller Disclosure Schedule, including without limitation, employees who are absent from work on account of sickness, vacation or leave of absence (including any person on disability leave) or for whom an obligation to recall, rehire or otherwise return to employment exists under Applicable Law or contract. As of the date hereof, Seller has provided Purchaser with a preliminary list of Business Employees, including each such employee's job/position/title, salary or grade level, and target bonus. Seller agrees to provide Purchaser with an update to such list of Business Employees each month prior to the Closing, based upon new employees hired by the Business and departures of Business Employees as of the date of such update.

               SECTION 6.2 EMPLOYMENT. Prior to the Closing Date, Purchaser shall make an offer of employment to each Business Employee selected by Purchaser in its sole discretion, such employment to be effective as of the Closing Date. Purchaser agrees to provide Seller with (i) a list of the Business Employees to whom employment offers will be extended no later than 30 days following the date hereof and (ii) a list of the Business Employees who have accepted Purchaser's offer of employment as soon as is practicable, but in no event later than five (5) days prior to the Closing Date. Notwithstanding anything contained herein to the contrary, Purchaser's hiring procedures will comply with Applicable Law. Those Business Employees who have been offered employment by Purchaser and who accept such offers of employment shall be referred to herein as the "Transferred Employees."

               SECTION 6.3 EMPLOYEE BENEFITS. As of the Closing Date, the Transferred Employees shall cease active participation in each Benefit Plan of Seller or its Affiliates and no additional benefits shall be accrued thereunder in respect of the Transferred Employees.

               SECTION 6.4 WORKERS' COMPENSATION. From and after the Closing, Purchaser shall pay and be responsible for any Liability for workers' compensation claims that arise out of events with respect to the Transferred Employees that occur on or after the Closing Date. Seller shall retain, pay and be responsible for any Liability for worker's compensation claims that arise out of events with respect to the Transferred Employees that occur prior to the Closing Date.


                                ARTICLE VII

                         CONDITIONS TO THE CLOSING

               SECTION 7.1 CONDITIONS OF OBLIGATION OF EACH PARTY. The respective obligations of Purchaser and Seller to consummate the purchase and sale of the Acquired Assets and the assumption by Purchaser of the Assumed Liabilities contemplated hereby are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

                  (a) No Injunction; Litigation. At the Closing, there shall be no injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction in effect that restrains or prohibits the purchase of the Acquired Assets and/or assumption of the Assumed Liabilities hereunder and there shall not be pending or threatened in writing litigation by a Governmental Authority relating to the Purchaser's purchase of the Acquired Assets.

                  (b) Regulatory Authorization. The applicable waiting period specified under the HSR Act shall have expired or been terminated.

               SECTION 7.2 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PURCHASER. The obligation of Purchaser to consummate the purchase of the Acquired Assets and assumption by Purchaser of the Assumed Liabilities contemplated hereby is subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of Seller contained in Article III of this Agreement shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date, except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct in all respects as of such date, except, in each case, where the failure to be so true and correct would not have a Material Adverse Effect (without giving effect to "materiality", "material" or Material Adverse Effect qualifications contained in such representations and warranties). In determining whether this condition is satisfied, any Excluded Assets and Excluded Liabilities (and any changes in Excluded Assets and Excluded Liabilities) shall not be taken into account.

                  (b) Performance of Covenants. Seller shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or at the Closing.

                  (c) Certificate. Purchaser shall have received a certificate of Seller, dated the Closing Date, executed by the chief executive officer or chief financial officer of Seller, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

                  (d) Consents and Approvals. All consents, waivers, authorizations and approvals of third Persons as are set forth in Section 7.2(d) of the Seller Disclosure Schedule shall have been obtained.

                  (e) Assignment and Assumption Agreement. Seller shall have executed counterparts to the Assignment and Assumption Agreement and delivered them to Purchaser.

                  (f) Transition Services Agreement; Container Lease. Seller shall have delivered executed counterparts of the Transition Services Agreement and, if applicable, the Container Lease to Purchaser.

                  (g) No Material Adverse Effect. Since the date of this Agreement there shall not have been any occurrence or development that has had a Material Adverse Effect or will result in a Material Adverse Effect.


               SECTION 7.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF SELLER. The obligation of Seller to consummate the sale of the Acquired Assets and assumption by Purchaser of the Assumed Liabilities contemplated hereby is subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of Purchaser contained in Article IV of this Agreement shall be true and correct in all respects as of the Closing Date as though made at and as of the Closing Date, except to the extent that any representation and warranty is made as of a specified date other than the Closing Date, in which case such representation and warranty shall be true and correct in all respects as of such date, except, in each case, where the failure to be so true and correct would not have a material adverse effect on the benefits to be provided to Seller from the transactions contemplated hereby. In determining whether this condition is satisfied, any Acquired Assets and Assumed Liabilities (and any changes in Acquired Assets and Assumed Liabilities) shall not be taken into account.

                  (b) Performance of Covenants. Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or at the Closing.

                  (c) Certificate. Seller shall have received a certificate of Purchaser, dated the Closing Date, executed by the chief executive officer or chief financial officer of Purchaser, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

                  (d) Purchase Price. Seller shall have received the Purchase Price in accordance with Article II hereof.

                  (e) Assignment and Assumption Agreement. Purchaser shall have executed counterparts to the Assignment and Assumption Agreement and delivered them to Seller.

                  (f) Transition Services Agreement; Container Lease. Purchaser shall have executed counterparts to the Transition Services, and, if applicable, the Container Lease and delivered them to Seller.

                  (g) Novated Contracts. Seller shall have received duly executed counterparts of novation, and releases of liability to such number of Scheduled Lease-In Transactions which in the aggregate represent at least 50% of the total value of the indebtedness under all of the Scheduled Lease-In Transactions (including 100% of the indebtedness under the Scheduled Lease-In Transactions owed to GE Capital).


                                ARTICLE VIII

                     TERMINATION, AMENDMENT AND WAIVER

               SECTION 8.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the
Closing:

                  (a) by mutual written consent of Seller and Purchaser;

                  (b) by either Seller or Purchaser upon written notice given to the other party in the event that the Closing shall not have taken place on or before September 30, 2001 (the "Termination Date);

                  (c) by either party upon written notice to the other party in the event that any Governmental Authority (including any court of competent jurisdiction) the consent of which is necessary for the consummation of the transactions contemplated hereby shall have issued an order, decree or ruling permanently enjoining or otherwise prohibiting the purchase of the Acquired Assets and/or assumption of the Assumed Liabilities hereunder, and such order, decree or ruling shall have become final and non-appealable;

                  (d) by Seller, upon a breach of any covenant or agreement on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have been or become untrue, in each case such that the conditions set forth in Section 7.3(a) or (b) would not be satisfied; provided, however, that if any such breach is curable prior to the Termination Date by Purchaser through the use of its best efforts, then for so long as Purchaser, following receipt of written notice of such breach from Seller, shall be using its best efforts to cure such breach, Seller may not terminate this Agreement pursuant to this
Section 8.1(d);

                  (e) by Purchaser, upon a breach of any covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have been or become untrue, in each case such that the conditions set forth in Section 7.2(a) or (b) would not be satisfied; provided, however, that if any such breach is curable prior to the Termination Date by Seller through the use of its best efforts, then for so long as Seller, following receipt of written notice of such breach from Purchaser, shall be using its best efforts to cure such breach, Purchaser may not terminate this Agreement pursuant to this Section 8.1(e); or

                  (f) by Seller or Purchaser on any day after August 31, 2001, if the waiting period under the HSR Act has not expired or terminated prior to such date of termination.

               SECTION 8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall become null and void and of no further force or effect, and there shall be no liability or obligation hereunder on the part of the Seller or the Purchaser or their respective subsidiaries, or any of their respective directors, officers, employees, affiliates, agents, representatives, successors or assigns (collectively "Representatives"), except (i) the obligations of the parties to this Agreement under this
Section 8.2 and Sections 8.3 and 11.2 hereof and the last sentence of
Section 5.2 hereof shall survive any such termination and (ii) the Seller or the Purchaser, as the case may be, shall have liability to the other if the basis of the termination is a willful, material breach by such first party of one or more of the provisions of this Agreement.

               SECTION 8.3  LIQUIDATED DAMAGES.

                  (a) In order to induce Seller to enter into this Agreement, if this Agreement is terminated by Seller pursuant to Section 8.1(d) as a result of a material and willful breach by Purchaser, then Purchaser shall pay Seller liquidated damages in the amount of five million dollars ($5,000,000). Such payment will be made by Purchaser within two days of any such termination by wire transfer of immediately available funds to an account designated by Seller.

                  (b) In order to induce Purchaser to enter into this Agreement, if this Agreement is terminated by Purchaser pursuant to Section 8.1(e) as a result of a material and willful breach by Seller (it being understood by the parties that a material adverse effect on Seller's business or on the condition of the Acquired Assets or any breach of the Agreement resulting from the performance or operation of the business or the Acquired Assets or Assumed Liabilities shall not be considered a willful breach by Seller), then Seller shall pay Purchaser liquidated damages in the amount of five million dollars ($5,000,000). Such payment will be made by Seller within two days of any such termination by wire transfer of immediately available funds to an account designated by Purchaser.

                  (c) The parties agree that, the liquidated damages amount set forth in Sections 8.3(a) and (b) hereof (i) shall be the sole and exclusive remedy of Seller or Purchaser for any claim, loss, cost, expense, damage or liability or obligation relating to the Agreement and the transactions contemplated hereby in the event such amount is payable to and paid in full to Seller or Purchaser, as the case may be, and (ii) is reasonable in proportion to the probable damages likely to be sustained by Seller or Purchaser, as the case may be, if the transactions contemplated hereby are not consummated under the circumstances upon which such amount becomes payable to Seller or Purchaser, as the case may be. The parties agree and acknowledge that the amount of actual damages to be sustained by Seller or Purchaser in the event of the nonconsummation of the transaction under the circumstances referred to above is uncertain and difficult to predict at this time and incapable of precise estimation.

               SECTION 8.4 EXTENSION; WAIVER. At any time prior to the Closing, each of the parties hereto may (a) extend the time for the performance of any of the obligations or acts of any other party hereto,
(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto,
(c) waive compliance with any of the agreements of the other party contained herein or (d) waive any condition to its obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                 ARTICLE IX

                                TAX MATTERS

               SECTION 9.1 POST-CLOSING TAX AND ACCOUNTING MATTERS. Following the Closing, each of Purchaser and Seller will furnish to the other, at the other's expense, such necessary and available information and access to the personnel of Purchaser and its Affiliates or Seller and its Affiliates, as the case may be, as the other may reasonably request in connection with Tax and accounting matters relating to the Acquired Assets. Purchaser and Seller will not destroy any information which is subject to this Section 9.1 for a period of six years after the Closing Date and thereafter shall not destroy any such information without giving at least 60 days written notice to the other, and, if the other so requests within 60 days of receipt of such notice, Purchaser or Seller, as the case may be, shall deliver to the other or to its order, at the other's expense, such information intended to be destroyed.

               SECTION 9.2 ALLOCATION OF CONSIDERATION. Seller and Purchaser agree that they shall use, and shall cause their respective Subsidiaries to use, their reasonable best efforts to enter into an agreement (the "Allocation Agreement") as to the allocation of the Purchase Price (as adjusted pursuant to Article II) and the Assumed Liabilities among the Acquired Assets acquired hereunder. Purchaser shall initially prepare a draft of the Allocation Agreement (the "Proposed Allocation") and shall submit such Proposed Allocation to Seller within 90 days after the Closing Date. If, within 60 days after Seller's receipt of the Proposed Allocation, Seller shall not have objected in writing to such Proposed Allocation, the Proposed Allocation shall become the Allocation Agreement. In the event that Seller objects in writing within such 60 day period and Seller and Purchaser are unable to reach an agreement, the dispute shall be referred to a nationally recognized accounting firm mutually acceptable to Seller and Purchaser (the "Accounting Firm") for resolution, and the determination of the Accounting Firm shall be binding upon Seller and Purchaser and their respective Subsidiaries and shall constitute the Allocation Agreement, with Seller and Purchaser each bearing one-half of the costs, fees and expenses of the Accounting Firm. Seller and Purchaser agree to act, and to cause their respective Subsidiaries to act, in accordance with the allocations contained in the Allocation Agreement determined pursuant to this Section 9.2. Purchaser shall initially prepare for delivery to Seller a completed set of Internal Revenue Service Form 8594, including all additional information and materials required to be attached to such Form 8594 pursuant to the Treasury Regulations under
Section 1060 of the Code. Such documents and forms shall be delivered to Seller for review no later than 60 days prior to the date any such forms are required to be filed. For all purposes hereunder, any indemnification payments pursuant to Article X shall be treated as an adjustment to the Purchase Price.


                                 ARTICLE X

                              INDEMNIFICATION

               SECTION 10.1 BY SELLER FOR TRANSAMERICA ASSETS. (a) Subject to the limitations contained in this Article X, Seller shall indemnify and hold harmless Purchaser, its Affiliates, officers, directors, employees, agents, successors and assigns (the "Purchaser Indemnified Parties") from, and reimburse them for, any loss, cost, deficiency, demand, assessment, expense (including all reasonable legal and expert fees and expenses), damage (including damages to Persons, property and the environment), liability, fine, penalty or claim (but not including consequential, punitive or special damages) incurred by the Purchaser Indemnified Parties with respect to any Transamerica Matter and which arises out of or results from any breach of any representation or warranty made herein relating to the Transamerica Assets (collectively, the "Purchaser Transamerica Losses").

                  (b) Notwithstanding the foregoing, Seller shall have no liability:

                          (i) to the extent of any insurance or other
recovery (such insurance or other recovery, an "Offsetting Recovery") received by any Purchaser Indemnified Party entitled to indemnification under Section 10.1(a) in respect of a Purchaser Transamerica Loss (provided that the net present value of the actual increase (in the following year) in insurance premiums which are directly attributable to any such loss (the "Premium Recapture") is deducted from any such Offsetting Recovery for purposes of this Section 10.1(b)(i), provided further, that the Premium Recapture shall not exceed the amount of the Offsetting Recovery); and

                          (ii)to the extent that Purchaser or any Affiliate
thereof realizes a Tax Benefit which is attributable to such Purchaser Transamerica Loss.


                  (c) Notwithstanding the foregoing, Seller shall have no liability for indemnification pursuant to Section 10.1(a) unless the aggregate amount of all Purchaser Transamerica Losses under Section 10.1(a) for which Seller would, but for this subsection (c), be liable exceeds, on a cumulative basis, an amount equal to four million dollars ($4,000,000). If the condition set forth in the preceding sentence of this Section 10.1(c) is met, then Seller shall be liable to Purchaser Indemnified Parties under Section 10.1(a) only for an amount in excess of the four million dollars ($4,000,000) threshold amount referred to in the preceding sentence of this Section 10.1(c). However, in no event shall Seller be liable for any Purchaser Transamerica Losses that, when added to the amounts that Seller has otherwise paid pursuant to Sections 10.1(a) and 10.2(a)(i) and 10.2(a)(ii), exceed sixty-eight million dollars ($68,000,000). Seller shall not be liable to pay Purchaser Transamerica Losses more than once with respect to a Purchaser Transamerica Loss resulting from the same facts, events or circumstances, even if, for example, such facts, events or circumstances constitute both an Excluded Liability and a breach of any representations and warranties for which Seller shall or would but for this provision be obligated to pay Purchaser Transamerica Losses hereunder, provided, however, Seller shall be liable to pay for Purchaser Transamerica Losses that arise out of the same facts, events or circumstances when the Purchaser Transamerica Losses resulting from such facts, events or circumstances are not duplicative or result in damages, costs or liabilities that were not indemnified pursuant to the first such indemnification payment. In the event that Seller makes any payment to Purchaser in respect of a Purchaser Transamerica Loss and such Loss, either alone or when added to Seller Transamerica Losses and other Purchaser Transamerica Losses exceeds six million dollars ($6,000,000), and Seller does not within three months of such payment receive full payment or recovery from Transamerica with respect to such aggregate Seller Transamerica Losses and Purchaser Transamerica Losses in excess of six million dollars ($6,000,000), Purchaser shall promptly reimburse Seller and pay Seller 75% of the amount of such Purchaser Transamerica Loss paid by Seller to Purchaser to the extent Transamerica did not so pay Seller in respect of the aggregate of the Seller Transamerica Losses and Purchaser Transamerica Losses in excess of six million dollars, provided that if after receiving such reimbursement from Purchaser, Seller thereafter recovers amounts from Transamerica with respect to such Purchaser Transamerica Loss, Seller shall return such portion of such reimbursement amount to Purchaser. Seller shall use commercially reasonable efforts to promptly and diligently recover from Transamerica any Purchaser Transamerica Loss and will keep Purchaser reasonably informed of such efforts; provided, further, that Purchaser shall not be liable to so reimburse Seller for any Seller Transamerica Losses that relate to events arising between the Transamerica Closing Date and the Closing Date.

                  (d) In the event that any facts, events or circumstances would permit (pursuant to the terms of Section 10.1(a) and 10.2(a)(i) hereof) a Purchaser Indemnified Party to assert an indemnification claim pursuant to Section 10.1(a) and Section 10.2(a)(i) hereof, then such Purchaser Indemnified Party may, to the extent possible, split such indemnification claims between Section 10.1(a) and Section 10.2(a)(i), as applicable, and if such claim can not be so split, then Purchaser may only assert an indemnification claim with respect to such facts, events and circumstances pursuant to Section 10.1(a) hereof (and such Purchaser Indemnified Party shall not assert an indemnification claim with respect to such facts, events and circumstances pursuant to Section 10.2(a)(i) hereof).

               SECTION 10.2 BY SELLER FOR INTERPOOL ASSETS. (a) Subject to the limitations contained in this Article X, Seller shall indemnify and hold harmless the Purchaser Indemnified Parties from, and reimburse them for any, loss, cost, deficiency, demand, assessment, expense (including all reasonable legal and expert fees and expenses), damage (including damages to Persons, property or the environment), liability, fines, penalties or claims (but not including consequential, punitive or special damages) incurred by the Purchaser Indemnified Parties which arises out of or results from (collectively, the "Purchaser Interpool Losses"):

                          (i) any breach of any representation or warranty
made by Seller in this Agreement;

                          (ii)Seller's breach of or failure to perform any
of its covenants or agreements contained in or made pursuant to Sections 5.1(a)(i), 5.1(a)(iii), 5.1(b)(viii), (ix), (x) (but only with respect to the other subsections of 5.1(a) and (b) enumerated in this clause), (xi) and (xii) of this Agreement other than any willful breaches of such enumerated covenants, or breaches, whether or not willful, that result from the actions of Persons listed on Section 1.1 of the Seller's Disclosure
Schedule it being understood that Seller will promptly notify Seller's sales personnel of the restrictions set forth in Section 5.1;

                          (iii)Seller's breach of or failure to perform any
of its covenants or agreements in or made pursuant to this Agreement which are not enumerated in clause (ii) above.

                          (iv) any Excluded Liability;

                          (v) any failure to comply with the terms and
conditions of any applicable bulk sales or bulk transfer or similar laws that may be applicable to the bulk sale or bulk transfer of the Acquired Assets, notwithstanding Section 5.10; and

                          (vi)any Excluded Asset.

                  (b) Notwithstanding the foregoing, Seller shall have no liability:

                          (i) to the extent of any Offsetting Recovery
received by a Person entitled to indemnification under Section 10.2(a) in respect of a Purchaser Interpool Loss (provided that the Premium Recapture is deducted from any such Offsetting Recovery for purposes of this Section 10.2(b)(i), provided further, that the Premium Recapture shall not exceed the amount of the Offsetting Recovery); and

                          (ii)to the extent that Purchaser or any Affiliate
thereof realizes a Tax Benefit that is attributable to such Purchaser Interpool Loss.

                  (c) Notwithstanding the foregoing, Seller shall have no liability for indemnification pursuant to Sections 10.2(a)(i) and 10.2(a)(ii) unless the aggregate of all Purchaser Interpool Losses under Sections 10.2(a)(i) and 10.2(a)(ii) for which Seller would, but for this subsection (c), be liable exceeds, in the aggregate, one million dollars ($1,000,000). In calculating the one million dollar figure in the preceding sentence, any facts, events or circumstances that result in Purchaser Interpool Losses of less than ten thousand dollars ($10,000) shall not be included. If the condition set forth in the second preceding sentence of this Section 10.2(c) is met, then Seller shall be liable only for an amount in excess of the one million dollar ($1,000,000) threshold referred to in the second preceding sentence. However, in no event shall Seller be liable for any Purchaser Interpool Loss pursuant to Sections 10.2(a)(i), 10.2(a)(ii) and 10.2(a)(iii) that, when added to the amounts that Seller has otherwise paid pursuant to Sections 10.2(a)(i), 10.2(a)(ii), 10.2(a)(iii) and Section 10.1, exceeds the amount of sixty-eight million dollars ($68,000,000). In addition, Seller shall not be liable to pay Purchaser Interpool Losses more than once with respect to a Purchaser Interpool Loss resulting from the same facts, events or circumstances, even if, for example, such facts, events or circumstances constitute both an Excluded Liability and a breach of any representations and warranties for which Seller shall or would but for this provision be obligated to pay Purchaser Interpool Losses hereunder, provided, however, that Seller shall be liable to pay for Purchaser Interpool Losses that arise out of the same facts, events or circumstances when the Purchaser Interpool Losses resulting from such facts, events or circumstances are not duplicative or result in damages, costs or liabilities that were not indemnified pursuant to the first such indemnification payment.

               SECTION 10.3 BY PURCHASER. (a) Subject to the limitations contained in this Article X, Purchaser shall indemnify and hold Seller, and its Affiliates, officers, directors, employees, agents, successors, and assigns, and related entities from, and reimburse them for, any loss, cost deficiency, demand, assessment, expense (including all reasonable legal and expert fees and expenses), damage (including damages to Persons, property and the environment), liability, fine, penalty or claim (but not including consequential, punitive or special damages) (collectively, the "Seller Losses") arising out of or resulting from:

                          (i) any breach of any representation or warranty
made by Purchaser in this Agreement;

                          (ii)Purchaser's breach of or failure to perform
any of its covenants or agreements contained in or made pursuant to this Agreement;

                          (iii)any Assumed Liability; and

                          (iv)except as expressly provided elsewhere
herein, the ownership of the Acquired Assets or the assumption of the Assumed Liabilities from and after the Closing Date.


                  (b) Notwithstanding the foregoing, Purchaser shall have no liability: (1) to the extent that Seller or any Affiliate thereof realizes a Tax Benefit that is attributable to such Seller Loss; and (2) to the extent of any Offsetting Recovery received by a Person entitled to indemnification under Section 10.3(a) in respect of a Seller Loss (provided that the Premium Recapture is deducted for any Offsetting Recovery for purposes of this Section 10.3(b), and, provided further, that the Premium Recapture shall not exceed the amount of the Offsetting Recovery).

                  (c) Notwithstanding the foregoing, Purchaser shall have no liability for indemnification pursuant to Sections 10.3(a)(i) unless the aggregate of all Seller Losses under Sections 10.3(a)(i) for which Purchaser would, but for this subsection (c), be liable exceeds, in the aggregate, five million dollars ($5,000,000). If the condition set forth in the preceding sentence of this Section 10.3(c) is met, then Purchaser shall be liable only for an amount in excess of the five million dollar ($5,000,000) threshold referred to in the preceding sentence. However, in no event shall Purchaser be liable for any Seller Loss pursuant to Sections 10.3(a)(i) or 10.3(a)(ii) that, when added to the amounts that Purchaser has otherwise paid pursuant to Sections 10.3(a)(i) or 10.3(a)(ii), exceeds the amount of sixty-eight million dollars ($68,000,000). In addition, Purchaser shall not be liable to pay Seller Losses more than once with respect to a Seller Loss resulting from the same facts, events or circumstances, even if, for example, such facts, events or circumstances constitute both an Assumed Liability and a breach of any representations and warranties for which Purchaser shall or would but for this provision be obligated to pay Seller Losses hereunder, provided, however, Purchaser shall be liable to pay for Seller Losses that arise out of the same facts, events or circumstances when the Seller Losses resulting from such facts, events or circumstances are not duplicative or result in damages, costs or liabilities that were not indemnified pursuant to the first such indemnification payment.

               SECTION 10.4 INDEMNIFICATION PROCEDURE. (a) Any Person claiming indemnification pursuant to this Agreement shall promptly notify the indemnifying party in writing of the occurrence of any event that such party asserts is or may be an indemnifiable event pursuant to this Agreement and shall describe in reasonable detail the facts, events and circumstances relating to the subject matter of such claim and the amount (if reasonably calculable) of the Indemnified Costs in connection therewith, provided that the failure of a Person to so promptly inform the indemnifying party shall not affect the rights or obligations of either party (including indemnification rights or obligations) except to the extent that such failure to give prompt notice adversely affects the other party, including if such failure to give prompt notice adversely affects the Seller's ability to assert a claim for indemnification pursuant to the Transamerica Agreement. If such event involves the claim of any third party, the indemnifying party shall be entitled to participate in and, to the extent it shall wish, assume control over (in which case the indemnifying party shall assume all expense with respect to) the defense, settlement, adjustment or compromise of such claim. If the indemnified party assumes control over the defense, settlement, adjustment or compromise of such claim, it shall do so in good faith in a diligent manner.

                  (b) The indemnified party shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof at the expense of the indemnifying party only (i) if the retention of such counsel has been specifically authorized by the indemnifying party or (ii) if the counsel is retained because the indemnifying party does not notify the indemnified party promptly in light of the facts and circumstances after receipt of a claim notice that it elects to undertake the defense thereof. In cases where the indemnifying party has assumed the defense or settlement with respect to an indemnifiable event, the indemnifying party shall be entitled to assume the defense or settlement thereof with counsel of its own choosing, provided, however, that the indemnified party (and its counsel) shall be entitled to continue to participate at its own cost and expense in any such action or proceeding or in any negotiations or proceedings to settle or otherwise eliminate any claim for which indemnification is being sought.

                  (c) The indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement, adjustment, or compromise of such claim or ceasing to defend against such claim that provides for any relief other than the payment of monetary damages with respect to the indemnified party.

                  (d) If the indemnifying party does not assume control over the defense of such claim as provided in Section 10.4(a) promptly in light of the facts and circumstances after receipt of notice thereof, the indemnified party shall have the right to defend the claim in such manner as it may deem appropriate and to settle, adjust, or compromise such claim and shall not thereby waive any right to indemnification hereunder.

                  (e) In the event that the indemnifying party reimburses the indemnified party for any third party claim, the indemnified party shall remit to the indemnifying party any reimbursement that the indemnified party subsequently receives for such third party claim.

                  (f) Any matter as to which a claim has been asserted by written notice in accordance with Section 10.4(a) to the indemnifying party that is pending or unresolved at the end of any applicable survival period shall continue, to the extent permitted by law, to be covered by this
Article X notwithstanding any applicable statute of limitations (which the parties hereby toll with respect to each other) or the expiration of such survival period until such matter is finally terminated or otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

                  (g) Notwithstanding anything to the contrary in this
Section 10.4, the indemnifying party shall continue to pay reasonable attorneys' fees and disbursements and other costs that the indemnified party may incur (A) relating to such indemnified party's participation in the defense of an indemnifiable event (whether or not the indemnifying party shall have assumed the defense of such indemnifiable event) to the extent such participation relates to a claim or defense that the indemnified party has that the indemnifying party does not have, or relates to a claim or defense as to which the indemnifying party has an express conflict of interest with the indemnified party, or (B) relating to discovery against or testimony of such indemnified party and for participation of such indemnified party's own counsel in such discovery and testimony.

               SECTION 10.5 SURVIVAL. The representations and warranties made herein or in any other documentation delivered pursuant to this Agreement relating to the Transamerica Assets as of the Transamerica Closing Date and subject to Section 10.1(a)(i) shall survive until the completion of the audit for the year ending December 31, 2001 but no later than March 31, 2002 and the representations and warranties made herein or in any other documentation delivered pursuant to this Agreement relating to the Interpool Assets or the Transamerica Assets to the extent relating to the period following the Transamerica Closing Date and prior to the Closing shall survive until the eighteenth month anniversary of the Closing Date; provided, that (a) expiration of a representation, warranty, covenant or agreement shall not affect the obligations of a Party with respect to claims for indemnification for which notice has been given to the indemnifying party in accordance with Section 10.4 prior to such expiration and (b) all covenants, agreements and indemnification matters that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive until the third anniversary of the Closing Date unless otherwise provided herein or unless it is evident from the context that such obligations should survive beyond that date; provided, that foregoing clause (b) shall not apply to any indemnification obligations of any Section of this Agreement; (c) the representations and warranties set forth in Sections 3.2, 3.8, 3.9, 3.11(a) and 3.12 relating to the Interpool Assets or the Transamerica Assets to the extent relating to the period following the Transamerica Closing Date and prior to the Closing shall survive until the third anniversary of the Closing Date; and
(d) all covenants to be performed on or prior to the Closing Date shall survive for six months following the Closing Date.

               SECTION 10.6 EXCLUSIVITY. The indemnification provided in this Article X shall be the exclusive remedy for a breach of any representation or warranty or covenant or agreement in this Agreement, provided that no party hereto shall be deemed to have waived any right of recourse (whether a claim under this Article X or otherwise) arising from fraudulent conduct of any other party hereto. In addition to the foregoing, Purchaser agrees that Seller makes no representation or warranty and no Purchaser Indemnified Parties shall have any claim or remedy against Seller or its Representatives, with respect to any Seller Losses relating to the maintenance or condition of Transamerica Assets, it being understood by the parties that the foregoing agreement is in consideration of the adjustment provided for in Section 2.5(d) hereof.

               SECTION 10.7 ENVIRONMENTAL Indemnification Matters. Purchaser shall inform Seller promptly in writing upon its receipt of any Third Party Environmental Claim or its obtaining knowledge (as defined for purposes of this sentence in the immediately following sentence) of any basis for any Third Party Environmental Claim, Requirement for Cleanup of Hazardous Materials or other Environmental Liability subject to indemnification under this Agreement, provided that the failure of Purchaser to so promptly inform Seller shall not affect the rights of Purchaser, except to the extent that such failure to give prompt notice adversely affects the Seller. For purpose of the preceding sentence, "Knowledge" means the actual knowledge of any employees of Purchaser or its Subsidiaries set forth on Section 10.7 to the Purchaser Disclosure Schedule, provided that Purchaser shall establish policies and procedures designed to seek to inform the persons listed on Section 10.7 to the Purchaser Disclosure Schedule of any Third Party Environmental Claim, Requirement for Cleanup of Hazardous Materials or other Environmental Liability subject to indemnification under this Agreement of which any person in their organization is aware. Subject to the provisions of Section
10.4 hereof, Purchaser shall be entitled to respond to Third Party Environmental Claims or manage and control any Cleanup of Hazardous Materials or other Environmental Liability subject to indemnification under this Agreement. Purchaser and Seller shall reasonably cooperate with respect to any Third Party Environmental Claims, Cleanup of Hazardous Materials or other matters subject to this Section 10.7. If at any time Purchaser assumes control over a matter pursuant to this Section 10.7, then it shall thereafter direct the communications with respect thereto and afford Seller a reasonable opportunity to participate and shall give Seller reasonable opportunity to comment thereon, and not unreasonably refuse to incorporate Seller's comments. Notwithstanding any other provision herein, Seller shall only be required to defend, indemnify, and hold harmless Buyer to the extent that Cleanup of the Hazardous Materials is required to comply with Environmental Law or required by a Governmental Entity under an applicable Environmental Law and such cleanup is conducted using reasonable cost effective methods for investigation and Cleanup. The indemnification provided in this Article X shall be the exclusive remedy with respect to any Third Party Environmental Claim, Cleanup obligation, or other Liability relating to Environmental Laws under this Agreement; provided that no party hereto shall be deemed to have waived any right of recourse (whether a claim under this Article X or otherwise) arising from fraudulent conduct of any party hereto. Notwithstanding the foregoing, to the extent any Third Party Environmental Claim or Cleanup relating to the Acquired Assets is covered by or subject to Section 11.6 of the Transamerica Agreement, such
Section 11.6 (and not this Section 10.7) shall govern such matter.

               SECTION 10.8 LIMITATION ON REPRESENTATIONS AND WARRANTIES. Except as expressly set forth in Article III and without limiting the representations and warranties set forth in Article III, Seller makes no representations or warranties as to the Acquired Assets or the Assumed Liabilities, which are being transferred to Purchaser "AS IS," "WHERE IS" and with all defects at the Closing. Purchaser has conducted its own independent review and analysis of the Acquired Assets and the Assumed Liabilities and acknowledges that Seller has provided Purchaser with access to the personnel, properties, premises and books and records of Seller, its Subsidiaries and their respective Affiliates, as the case may be, for this purpose. In entering into this Agreement, Purchaser has relied solely upon its own investigation and analysis and the representations and warranties made by Seller herein, and Purchaser (i) acknowledges that, except for the specific representations and warranties of Seller contained in Article III hereof, none of Seller, its Subsidiaries or its or their respective Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including any projections, estimates or other forward-looking information) provided (including in any management presentations, information memorandum, supplemental information or other materials or information with respect to any of the above) or otherwise made available to Purchaser, its Subsidiaries or its or their respective Representatives and (ii) agrees, to the fullest extent permitted by law, that Seller, its Subsidiaries and its and their respective Representatives shall not have any liability or responsibility whatsoever to Purchaser or its Subsidiaries or its or their respective Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Purchaser or its Subsidiaries or its or their respective Representatives, including in respect of the specific representations and warranties of Seller set forth in Article III of this Agreement, except as and only to the extent expressly set forth in Article III hereof with respect to such representations and warranties and subject to the limitations and restrictions contained in this Agreement. The parties agree and acknowledge that this Section 10.8 is not intended to modify the allocation of (i) Acquired Assets and Excluded Assets negotiated between the parties and expressly set forth in Sections 2.1 and 2.2 hereof, or (ii) Assumed Liabilities and Excluded Liabilities negotiated between the parties and expressly set forth in Sections 2.3 and 2.4 hereof.

               SECTION 10.9 NO RIGHT OF OFFSET. The parties hereto agree and acknowledge that no party shall have any right of offset or any right of setoff for any amounts owing or due to or claimed to be owing or due to the other party.


                                 ARTICLE XI

                               MISCELLANEOUS

               SECTION 11.1 AMENDMENT AND MODIFICATION; WAIVER OF PROVISIONS. This Agreement may be amended, modified or waived only by a written instrument executed by all of the parties hereto. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, terms, covenant, representation or warranty contained in this Agreement in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

               SECTION 11.2 EXPENSES. The parties agree that fees and out-of-pocket expenses shall be paid as follows:

                  (a) Fees and disbursements of counsel, consultants, accountants, brokers, finders, and financial advisors shall be paid by the party retaining such Persons;

                  (b) Each party shall bear its own expenses incurred with respect to filings under the HSR Act and obtaining all required consents, authorizations, orders or approvals of, filings or registrations with, and notices to, Governmental Authorities; provided that the Purchaser shall pay the filing fee under the HSR Act;

                  (c) Purchaser shall be responsible for any and all sales or transfer Taxes arising from the transfer of the Acquired Assets to Purchaser or assumption of the Assumed Liabilities by Purchaser; and

                  (d) All other fees and out-of-pocket expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses.

               SECTION 11.3 SUCCESSORS AND ASSIGNS; ASSIGNMENTS. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns. No party hereto may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other parties, except Purchaser may assign its rights, but not its obligations, hereunder to its financing sources and may assign certain or all of its rights and obligations (provided it continues to fully and unconditionally guarantee such obligations) to a Subsidiary or other entity controlled by Purchaser in connection with obtaining financing for the transactions contemplated hereby, and any such attempted assignment or delegation without such consent shall be null and void.

               SECTION 11.4 NO THIRD PARTIES BENEFITTED. This Agreement is made and entered into for the protection and benefit of the parties hereto and their permitted successors and assigns, and no other Person shall be a direct or indirect beneficiary of or have any direct or indirect cause of action or claim in connection with this Agreement or any of the documents executed in connection herewith.

               SECTION 11.5 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally, by courier, by telecopy or by mail (regular, certified or registered), postage prepaid, addressed as follows:

      If to Seller:

      Interpool, Inc.
      633 Third Avenue, 17th Floor
      New York, NY  10017
      Attention: Raoul Witteveen
      (Telecopy:  (212) 986-2038)

with a copy (which shall not constitute notice) to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      Four Times Square
      New York, New York  10036

      Attention:Paul T. Schnell, Esq.
                          and
                Richard J. Grossman, Esq.
      (Telecopy:  (212) 735-2000)

      If to Purchaser:

      TIP International Services
      426 W. Lancaster Avenue
      Devon, PA  19333-1510

      Attention:  James Robo
      (Telecopy: (610) 648-6890)

with a copy (which shall not constitute notice) to:


      TIP International Services
      426 W. Lancaster Avenue
      Devon, PA  19333-1510

      Attention:  Marc Frohman, Esq.
      (Telecopy: (610) 648-6830)

      and

      Weil, Gotshal & Manges LLP
      767 Fifth Avenue
      New York, New York 10153-0119

      Attention: Raymond O. Gietz, Esq.
      (Telecopy:  (212) 310-8007)

or to such other address as a party may from time to time designate in writing in accordance with this Section 11.5. Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (a) on the Business Day it is sent, if sent by personal delivery, or (b) on the first Business Day after sending, if sent by overnight delivery, properly addressed and prepaid or (c) upon receipt, if sent by mail (regular, certified or registered); provided, however, that notice of change of address shall be effective only upon receipt. The parties agree that delivery of process or other papers in connection with any such action or proceeding in the manner provided in this Section 11.5, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

               SECTION 11.6 LAW GOVERNING. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the choice of law provisions thereof.

               SECTION 11.7 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

               SECTION 11.8 ENTIRE AGREEMENT. This Agreement and the schedules, annexes, and exhibits hereto, and the letter agreements entered into simultaneously herewith and the Confidentiality Agreement constitute the entire Agreement among the parties and supersede and cancel any and all prior agreements, written or oral, among them relating to the subject matter hereof and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof.

               SECTION 11.9 CHOICE OF FORUM; WAIVER OF JURY TRIAL. Any judicial proceeding brought against any of the parties hereto with respect to his Agreement shall be brought in any court of competent jurisdiction in the Southern District of New York irrespective of where such party may be located at the time of such proceeding, and by the execution and delivery of this Agreement, each of the parties to this Agreement hereby consents to the exclusive jurisdiction of any such court and waives any defense or opposition to such jurisdiction. To the extent permitted by Applicable Law, the parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

               SECTION 11.10 HEADINGS. The article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

               SECTION 11.11 SEVERABILITY. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that such restriction may be enforced to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.



               IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.


                                    INTERPOOL, INC.


                                    By: /s/ Raoul J. Witteveen
                                         -------------------------
                                    Name:  Raoul J. Witteveen
                                    Title:

                                    TRANSPORT INTERNATIONAL POOL, INC.


                                    By: /s/ James L. Robo
                                         -------------------------
                                    Name:  James L. Robo
                                    Title:


                                    Solely for purposes of the last
                                    sentence of Section 5.4(b) of the
                                    Agreement:

                                    GENERAL ELECTRIC CAPITAL
                                    CORPORATION


                                    By: /s/ James L. Robo
                                         -------------------------
                                    Name:  James L. Robo
                                    Title: